                                                                EXHIBIT 10.37


                        AMERICAN NATIONAL BANK AND TRUST
                               COMPANY OF CHICAGO




                   $35,000,000.00 REVOLVING CREDIT FACILITY TO




                  THE TURNER SUBSCRIPTION AGENCY, INCORPORATED,
                    MCGREGOR SUBSCRIPTION SERVICE, INC., AND
                             THE FAXON COMPANY, INC.

                        AMERICAN NATIONAL BANK AND TRUST
                               COMPANY OF CHICAGO/
                  THE TURNER SUBSCRIPTION AGENCY, INCORPORATED,
                    MCGREGOR SUBSCRIPTION SERVICE, INC., AND
                             THE FAXON COMPANY, INC.
                           LOAN AND SECURITY AGREEMENT

                                TABLE OF CONTENTS

1.  DEFINITIONS AND TERMS ...............................................   1

2.  LOANS:  DISBURSEMENTS, INTEREST RATES AND LOAN REQUESTS .............  -8-
         2.1      REVOLVING LOANS .......................................  -8-
         2.2      INTEREST RATES ON LOANS ...............................  -8-
         2.3      COMPUTATION OF INTEREST ...............................  -9-

3.  LOANS:  GENERAL TERMS ...............................................  -9-
         3.1      PAYMENTS ..............................................  -9-
                  A.       SCHEDULED PAYMENTS ...........................  -9-
                  B.       REVOLVING LOAN MANDATORY PREPAYMENTS .........  -9-
         3.2      NOTES .................................................  -10-
         3.3      ONE LOAN ..............................................  -10-
         3.4      USE OF LOAN PROCEEDS ..................................  -10-
         3.5      MAXIMUM REVOLVING LOANS ...............................  -10-
         3.6      REPRESENTATION AND WARRANTY ...........................  -10-
         3.7      AUTHORIZATION TO DISBURSE .............................  -10-
         3.8      BANK CHARGES ..........................................  -10-
         3.9      PAYMENT OF COSTS, FEES AND EXPENSES ...................  -11-
         3.10     DEBIT OF ACCOUNTS .....................................  -11-
         3.11     APPLICATION OF PAYMENTS ...............................  -11-
         3.12     CO-OBLIGOR PROVISIONS .................................  -11-
         3.13     CLOSING FEE ...........................................  -12-
         3.14     UNUSED COMMITMENT FEE .................................  -12-

4.  COLLATERAL:  GENERAL TERMS ..........................................  -12-
         4.1      GRANT OF SECURITY INTEREST ............................  -12-
         4.2      SUPPLEMENTAL DOCUMENTATION ............................  -13-
         4.3      INSPECTIONS AND VERIFICATIONS .........................  -13-
         4.4      LIENS/COLLATERAL LOCATIONS ............................  -13-
         4.6      ACCOUNT EARNINGS CREDIT ...............................  -14-
         4.7      ASSIGNMENT OF COMPETING SECURITY INTEREST .............  -14-
         4.8      SPECIAL COLLATERAL ....................................  -14-
         4.9      ADDITIONAL COLLATERAL .................................  -15-
         4.10     NO CUSTOM OR WAIVER ...................................  -15-
         4.11     LIEN ON REALTY ........................................  -15-


5.  COLLATERAL:  ACCOUNTS ...............................................  -15-
         5.1      ELIGIBLE ACCOUNTS .....................................  -15-
         5.2      NOTICE OF INELIGIBLE ACCOUNTS .........................  -16-
         5.3      ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS ..  -16-
         5.4      REVOLVING LOANS .......................................  -17-
         5.5      VERIFICATION OF ACCOUNTS ..............................  -17-
         5.6      SCHEDULE OF ACCOUNTS ..................................  -17-
         5.7      NOTICES REGARDING ACCOUNT DEBTORS .....................  -17-
         5.8      FAILURE TO DIRECT ACCOUNT DEBTORS .....................  -18-
         5.9      NOTICE REGARDING DISPUTED ACCOUNTS ....................  -18-
        5.10      ATTORNEY AND AGENT-IN-FACT ............................  -18-

6.  COLLATERAL:  INVENTORY ..............................................  -18-
         6.1      REPRESENTATIONS, WARRANTIES AND COVENANTS .............  -18-

7.       EQUIPMENT ......................................................  -19-
         7.1      REPRESENTATIONS, WARRANTIES AND COVENANTS .............  -19-
         7.2      MAINTENANCE OF EQUIPMENT ..............................  -19-
         7.3      EVIDENCE OF OWNERSHIP .................................  -19-
         7.4      RECORDS AND SCHEDULES OF EQUIPMENT ....................  -19-

8.  INSURANCE AND TAXES .................................................  -19-
         8.1      INSURANCE .............................................  -19-
         8.2      TAXES .................................................  -20-

9.   REPRESENTATIONS, WARRANTIES AND COVENANTS:  GENERAL ................  -20-
         9.1      REPRESENTATIONS, WARRANTIES AND COVENANTS .............  -20-
                  (A)      ORGANIZATION AND QUALIFICATION ...............  -20-
                  (B)      CORPORATE POWER AND AUTHORITY ................  -21-
                  (C)      NO VIOLATION OF LAW ..........................  -21-
                  (D)      TITLE TO COLLATERAL ..........................  -21-
                  (E)      SOLVENCY .....................................  -21-
                  (F)      LITIGATION ...................................  -21-
                  (G)      INDEBTEDNESS .................................  -21-
                  (H)      GOVERNMENT CONTRACTS .........................  -21-
                  (I)      ADEQUATE ASSETS/TRADEMARKS/COPYRIGHTS/PATENTS.  -21-
                  (J)      GOOD STANDING ................................  -21-
                  (K)      BURDENSOME AGREEMENTS ........................  -22-
                  (L)      VIOLATION OF LAW .............................  -22-
                  (M)      BREACH OF OTHER LOAN DOCUMENTS ...............  -22-
                  (N)      FINANCIAL INFORMATION ........................  -22-
                  (O)      FINANCIAL STATEMENTS .........................  -22-
                  (P)      MATERIAL ADVERSE CHANGE ......................  -22-
                  (Q)      CHANGE OF CORPORATE NAME OR STRUCTURE ........  -22-
                  (R)      CAPITAL STRUCTURE ............................  -22-
                  (S)      PENSION PLANS ................................  -23-


                  (T)      LABOR RELATIONS ...............................  -23-
                  (U)      TRADE RELATIONS ...............................  -23-
                  (V)      NOTICES TO THE BANK ...........................  -23-
                  (W)      LANDLORD AND STORAGE AGREEMENTS ...............  -24-
                  (X)      SUBORDINATIONS ................................  -24-
                  (Y)      ENVIRONMENTAL MATTERS .........................  -24-
                  (Z)      FINANCIAL PROJECTIONS .........................  -24-
                  (AA)     SURVEY ........................................  -24-
         9.2      REPRESENTATIONS, WARRANTIES AND NEGATIVE COVENANTS .....  -25-
                  (A)      ADDITIONAL ENCUMBRANCES .......................  -25-
                  (B)      LEVIES AND ATTACHMENTS ........................  -25-
                  (C)      RECEIVER, TRUSTEE OR ASSIGNEE .................  -25-
                  (D)      MERGERS AND ACQUISITIONS ......................  -25-
                  (E)      ORDINARY COURSE OF BUSINESS ...................  -25-
                  (F)      INVESTMENTS ...................................  -25-
                  (G)      SURETY ........................................  -25-
                  (H)      CAPITAL STRUCTURE .............................  -25-
                  (I)      ENCUMBRANCE OR SALE ...........................  -25-
                  (J)      SALE OF STOCK .................................  -25-
                  (K)      INDEBTEDNESS ..................................  -25-
                  (L)      RESTRICTED PAYMENTS ...........................  -25-
                  (M)      CONSTITUENT DOCUMENTS .........................  -26-
                  (N)      AFFILIATE TRANSACTIONS ........................  -26-
         9.3      FINANCIAL COVENANTS ....................................  -26-
                  (A)      WORKING CAPITAL ...............................  -26-
                  (B)      TANGIBLE NET WORTH ............................  -26-
                  (C)      CAPITAL EXPENDITURES ..........................  -26-
         9.4      FINANCIAL REPORTING ....................................  -26-

10.  CONDITIONS PRECEDENT ................................................  -27-
         10.1     CONDITIONS TO INITIAL FUNDING ..........................  -27-
         10.2     CONDITIONS TO SUBSEQUENT FUNDINGS ......................  -28-

11.  EVENT OF DEFAULT; REMEDIES ..........................................  -29-
         11.1     EVENTS OF DEFAULT ......................................  -29-
         11.2     CUMULATIVE REMEDIES ....................................  -30-
         11.3     DISCONTINUING ADVANCES .................................  -30-
         11.4     REMEDIES ...............................................  -31-
         11.5     ASSEMBLING COLLATERAL ..................................  -31-
         11.6     NOTICE OF SALE .........................................  -31-
         11.7     POSTPONEMENT OF SALE ...................................  -31-

12.  GENERAL .............................................................  -31-
         12.1     BANK ACCOUNTS ..........................................  -31-
         12.2     APPLICATION OF PAYMENTS ................................  -32-
         12.3     ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS ...  -32-
         12.4     MODIFICATION AND ASSIGNMENT OF LOAN DOCUMENTS ..........  -32-


         12.5     WAIVER OF UNMATURED EVENT OF DEFAULTS ..................  -32-
         12.6     SEVERABILITY ...........................................  -33-
         12.7     SUCCESSORS AND ASSIGNS .................................  -33-
         12.8     INCORPORATION OF OTHER AGREEMENTS; EXHIBITS ............  -33-
         12.9     SURVIVAL OF TERMINATION ................................  -33-
         12.10    WAIVER OF NOTICES ......................................  -33-
         12.11    AUTHORITY TO EXECUTE AND BORROW ........................  -33-
         12.12    COSTS, FEES AND EXPENSES ...............................  -33-
         12.13    BINDING AGREEMENT; GOVERNING LAW .......................  -34-
         12.14    NOTICES ................................................  -34-
         12.15    OTHER COSTS, FEES AND EXPENSES .........................  -35-
         12.16    RELEASE OF CLAIMS ......................................  -35-
         12.17    CAPITAL ADEQUACY CHARGE ................................  -36-
         12.18    HEADINGS ...............................................  -36-
         12.19    MAXIMUM INTEREST .......................................  -36-
         12.20    CONSTRUCTION ...........................................  -36-
         12.21    REVIVAL OF LIABILITIES .................................  -36-
         12.22    GENERAL INDEMNITY ......................................  -37-
         12.23    ENVIRONMENTAL AND SAFETY AND HEALTH INDEMNITY ..........  -37-
         12.24    YEAR 2000 ..............................................  -37-
         12.25    JOINT AND SEVERAL LIABILITY ............................  -38-
         12.27    MERGER CLAUSE ..........................................  -38-
         12.28    SERVICE OF PROCESS .....................................  -38-
         12.29    JURISDICTION; VENUE; WAIVER OF JURY TRIAL ..............  -38-
         12.30    JURY WAIVER ............................................  -38-

Exhibit "A"
    FORM OF BORROWING BASE CERTIFICATE ...................................  -40-

Exhibit "B"
    PERMITTED LIENS ......................................................  -41-

Exhibit "C"
    REQUEST FOR ADVANCE AT THE LIBOR RATE ................................  -42-

Exhibit "D"
    PRINCIPAL PLACES OF BUSINESS AND COLLATERAL LOCATIONS ................  -43-

Exhibit "E"
    REAL PROPERTY OWNED BY BORROWERS .....................................  -44-

Exhibit "F"
    SCHEDULE OF INDEBTEDNESS (OTHER THAN TRADE DEBT) .....................  -45-


Exhibit "G"
    BORROWERS AND ITS SUBSIDIARIES' CORPORATE INFORMATION;
    STOCK OPTIONS AND AGREEMENTS .......................................... -46-

Exhibit "H"
    LABOR RELATIONS ....................................................... -47-

Exhibit "I"
    BORROWERS' FISCAL YEAR 2000 FINANCIAL PROJECTIONS ..................... -48-

                           LOAN AND SECURITY AGREEMENT

                  This Loan and Security Agreement (this "Loan Agreement") is made and entered into as of December 14, 1999, by and between American National Bank and Trust Company of Chicago, a national banking association, with its principal office located at 120 South LaSalle Street, Chicago, Illinois 60603 (the "Bank"), and The Turner Subscription Agency, Incorporated, a Delaware corporation ("Turner"), McGregor Subscription Service, Inc., an Illinois corporation ("McGregor"), and The Faxon Company, Inc., a Massachusetts corporation ("Faxon") (Turner, McGregor and Faxon are individually a "Borrower" and collectively the "Borrowers").

                               W I T N E S S E T H:

                  WHEREAS, Borrowers desire the Bank to provide certain extensions of credit, loans or other financial accommodations to Borrowers in a maximum aggregate principal amount not to exceed Thirty-Five Million and no/100 Dollars ($35,000,000.00) (the "Financial Accommodations"); and

                  WHEREAS, the Bank is willing to provide the Financial Accommodations to Borrowers, but solely on the terms and subject to the conditions set forth in this Loan Agreement and the other documents, instruments and agreements executed and delivered pursuant to this Loan Agreement or referenced herein.

                  NOW THEREFORE, in consideration of the Financial Accommodations, the mutual promises and understandings of the Bank and Borrowers set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and Borrowers hereby agree as set forth in this Loan Agreement.

                            1. DEFINITIONS AND TERMS

                  1.1 The following words, terms or phrases shall have the following meanings:

                  "ACCOUNT", "CHATTEL PAPER", "DEPOSIT ACCOUNT", "DOCUMENT", "DOCUMENT OF TITLE", "EQUIPMENT", "FIXTURE", "GENERAL INTANGIBLE", "GOODS", "INSTRUMENT", "INVENTORY" and "INVESTMENT PROPERTY": shall have their respective meanings as set forth in the Illinois Uniform Commercial Code.

                  "ACCOUNT DEBTOR": shall mean any Person who is or shall become obligated to any Borrower under or on account of any Accounts.

                  "AFFILIATE": shall mean any Person that directly or indirectly, through one or more intermediaries, owns, controls or is controlled by, or is under common control with, any Borrower. A Person shall be presumed to control a Borrower if such Person is the direct or indirect legal or beneficial owner of more than fifteen percent (15%) of the outstanding Stock of such Borrower.

                  "BORROWING BASE": shall mean the total, without duplication, of the following:

                     A. From the date of initial funding, through and including
                  May 30, 2000:

                     (1) eighty-five percent (85%) of the difference between (a)
                  the face amount of all then existing Eligible Accounts as set forth on the Borrowing Base Certificate delivered by

                  Borrowers to the Bank from time to time minus all finance charges and prompt payment, volume and all other discounts, credits or allowances which may be taken by or granted to Account Debtors, minus 100% of the face amount of all proceeds of the Eligible Accounts listed on such Borrowing Base Certificate which Borrowers have received since the date of the most recently delivered Borrowing Base Certificate delivered to the Bank, and (b) 70% of the Deferred Revenue Account,

                  (2) plus the Secured Over Formula Advance.

         B.       From May 31, 2000, and thereafter, zero and no/100
                  Dollars ($0).

         "BORROWING BASE CERTIFICATE" shall mean the certificate delivered from time to time by Borrowers to the Bank in accordance with this Loan Agreement in the form attached hereto as Exhibit "A", as such form may be modified by the Bank from time to time.

         "BUSINESS DAY": shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Illinois.

         "CAPITAL EXPENDITURES": shall mean as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP; provided, however, Capital Expenditures shall not include expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance.

         "CAPITALIZED LEASE OBLIGATIONS": shall mean all obligations or liabilities created or arising under any capitalized lease of real or personal property, or conditional sale or other title retention agreement, whether or not the rights and remedies of the lessor, seller or lender thereof are limited to repossession of the property giving rise to such obligations or liabilities.

         "CHARGES": shall mean all national, federal, state, county, city, municipal or other governmental, including, but not limited to, any instrumentality, division, agency, body or department thereof, taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to the Collateral, the Liabilities, each Borrower's business, ownership or use of any of its assets, or Borrowers' income or gross receipts.

         "COLLATERAL": shall have the meaning ascribed to such term in Section
4.1 below.

         "COVENANTS": shall mean all now existing and hereafter arising covenants, duties, obligations and agreements of Borrowers to and with the Bank, whether pursuant to this Loan Agreement, the Other Agreements or otherwise.

         "DAWSON": shall mean Dawson, Inc., a Delaware corporation, and its successors and assigns.

         "DAWSON GUARANTY": shall mean that certain Dawson Corporate Guaranty of even date herewith executed and delivered by Dawson to the Bank, as amended, renewed or restated from time to time.

         "DEFAULT RATE": shall mean two percent (2%) per annum in excess of the Prime Rate.

         "DEFERRED REVENUE ACCOUNT": shall mean the deferred revenue of the Borrowers shown on Borrowers' balance sheet which consists of customer advances, including, without limitation, customer advances for which Borrowers have not placed a corresponding order to the publisher/vendor. The Deferred Revenue Account shall be determined on a basis consistent with Borrowers' accounting practices utilized in the Financials delivered to the Bank prior to the date hereof.

         "DESIGNATED PERSON": for each Borrower, shall mean Dr. Richard Rowe, or any other officers of such Borrower, or any other person from time to time designated by any officer of such Borrower.

         "ELIGIBLE ACCOUNTS": shall have the meaning ascribed to such term in
Section 5.1 below.

         "ENVIRONMENTAL LAWS": shall mean all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act as amended, the Clean Water Act, the River and Harbor Act, Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the SuperFund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, state and federal superlien and environmental clean up programs and laws, and U.S. Department of Transportation regulations.

         "ERISA": shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

         "EVENT OF DEFAULT": shall have the meaning ascribed to such term in
Section 11.1 below.

         "FINANCIALS": shall mean all year-end financial statements, projections, interim financial statements, tax returns, reports and similar documentation and information previously delivered by Borrowers to the Bank and the documents described in Section 9.4, individually or collectively.

         "GAAP": shall mean generally accepted accounting principles consistently applied from time to time.

         "HAZARDOUS SUBSTANCES": shall have the meaning set forth in 42 USC ss. 9601(14), 42 USC ss. 9601(33) and 42 USC ss. 6991(8) or any state or local counterpart Environmental Law.

         "INDEBTEDNESS": shall mean all obligations and liabilities of Borrowers to any Person other than the Bank, including, but not limited to, (1) all indebtedness whether primary or secondary, direct or indirect, absolute or contingent, liquidated or unliquidated, insured or uninsured, fixed or otherwise, heretofore, now or from time to time hereafter owing, due or payable, however evidenced, created, incurred or acquired, and howsoever arising, whether by written or oral agreement, operation of law or otherwise; (2) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance or security interest upon the Collateral or other assets of Borrowers, whether or not Borrowers have assumed or become liable for the payment thereof; (3) all Capitalized Lease Obligations; (4) all unfunded pension obligations; and (5) all deferred taxes.

         "INDEMNIFIED LIABILITIES": shall have the meaning ascribed to such term in Section 12.22 below.

         "INDEMNITEES": shall have the meaning ascribed to such term in Section
12.22 below.

         "INTEREST PERIOD": shall mean the period commencing on the date a LIBOR Loan is made and ending, as Borrowers shall select in advance, thirty (30), sixty (60) or ninety (90) days thereafter.

         "LETTERS OF CREDIT" shall mean any letters of credit which are now or at any time hereafter issued by the Bank at the request of and for the account of Borrowers.

         "LIABILITIES": shall mean any and all obligations, liabilities, indebtedness, Rate Hedging Obligations, fees, costs and expenses, now or hereafter owed or owing by Borrowers to the Bank, including, but not limited to, all principal, interest, debts, claims and indebtedness of any and every kind and nature, howsoever created, arising or evidenced, whether primary or secondary, direct or indirect, absolute or contingent, insured or uninsured, liquidated or unliquidated, or otherwise, and whether arising or existing under written or oral agreement or by operation of law, together with all costs, fees and expenses of the Bank, including, but not limited to, the indebtedness evidenced by the Revolving Note, and attorneys' and paralegals' fees or charges relating to the preparation of this Loan Agreement and the Other Agreements and the enforcement of the Bank's rights and remedies pursuant to this Loan Agreement and the Other Agreements.

         "LIBOR LOAN": shall mean any Loan bearing interest based upon the LIBOR Rate.

         "LIBOR RATE": means, for any Interest Period, the interest rate per annum (rounded upwards, if necessary to the next 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are being offered to prime banks in the London interbank market at 11:00 a.m. (London, England, time) two (2) Business Days before the beginning of such Interest Period for a period equal to such Interest Period and in an amount as nearly comparable as possible to the principal balance of the applicable LIBOR Loan, determined in accordance with the Bank's normal practice in the London Interbank Eurodollar Market for U.S. dollar deposits. Each determination of the LIBOR Rate made by the Bank shall be conclusive and binding on Borrowers absent manifest error.

         "LOAN OR LOANS": shall mean, individually and collectively, the Revolving Loans.

         "MASSACHUSETTS ASSIGNMENT OF RENTS": shall mean that certain Assignment of Rents and Leases of even date herewith executed and delivered by Faxon to the Bank, as amended, renewed or restated from time to time.

         "MASSACHUSETTS MORTGAGE": shall mean that certain Mortgage, Security Agreement, Assignment of Rents and Fixture Filing of even date herewith executed and delivered by Faxon to the Bank encumbering the real property commonly known as 15 Southwest Park, Westwood, Massachusetts 02090, as amended, renewed or restated from time to time.

         "MAXIMUM REVOLVING LOAN": shall mean (a) from the date hereof through and including January 31, 2000, an amount equal to Thirty-Five Million and no/100 Dollars ($35,000,000.00), (b) from February 1, 2000, through and including February 29, 2000, an amount equal to Twenty-Five Million and no/100 Dollars ($25,000,000.00), (c) from March 1, 2000, through and including March 31, 2000, an amount equal to Fifteen Million and no/100 Dollars ($15,000,000.00), (d) from April 1, 2000, through and including April 30, 2000, an amount equal to Ten Million and no/100 Dollars ($10,000,000.00), (e) from May 1, 2000, through and including May 30, 2000, Five Million and no/100 Dollars, and (f) from and after May 31, 2000, zero and no/100 Dollars ($0).

         "MULTIEMPLOYER PLAN": shall have the meaning ascribed to such term in
Section 4001(a)(3) of ERISA.

         "OTHER AGREEMENTS": shall mean all agreements, instruments and documents, including, but not limited to, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrowers or any other Person and delivered to the Bank in connection with the Liabilities or any of the transactions contemplated herein, together with any amendments, modifications, extensions or renewals thereto, including, but not limited to,
(1) the Revolving Note, (2) the Massachusetts Mortgage, (3) the Massachusetts Assignment of Rents, (4) the RoweCom Guaranty, (5) the Dawson Guaranty, and (6) the other documents, instruments and agreements described in Section 10.1(A) of this Loan Agreement.

         "PARENT": shall mean any Person, now or at any time or times hereafter, owning or controlling, directly or indirectly, at least a majority of the issued and outstanding Stock or other ownership interest of Borrowers or any Subsidiary.

         "PERMITTED INDEBTEDNESS": shall mean (1) renewals or extensions of existing Indebtedness, (2) trade payables arising in the ordinary course of Borrowers' business, (3) other obligations of Borrowers incurred in the ordinary course of Borrowers' business as presently conducted that are not (a) past due, or (b) incurred through the borrowing of money or the obtaining of credit, (4) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies that is incurred in the ordinary course of Borrowers' business as presently conducted and is not past due, (5) Indebtedness in respect of judgments or awards which does not constitute an Event of Default hereunder, (6) Indebtedness constituting contingent liabilities arising under, relating to, or in connection with, any agreements with employees of Borrowers, including, without limitation, any employment agreements, in an aggregate amount not to exceed $500,000.00 at any time, (7) Indebtedness in respect of employee benefit plans and programs that is incurred in the ordinary course of Borrowers' business as presently conducted and is not past due, and
(8) purchase money Indebtedness incurred in connection with the acquisition of Equipment in an aggregate amount not to exceed $500,000.00 at any time.

         "PERMITTED LIENS": shall mean (1) liens for current taxes and duties not delinquent or for taxes being contested in good faith, by appropriate proceedings which do not involve, in the sole determination of the Bank, any material danger of the sale or loss of any of the Collateral and with respect to which Borrowers has provided for and is maintaining adequate reserves in accordance with GAAP, (2) liens granted by any Subsidiary to secure such Subsidiary's indebtedness to Borrowers, (3) Liens in the Bank's favor, (4) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other statutory obligations, provided that such obligations are not past due and owing, (5) easements, rights of way, restrictions and other similar charges or encumbrances with respect to real property not interfering in any material respect with the ordinary conduct of Borrower's business, (6) the security interests and liens listed on Exhibit "B", and (7) liens securing purchase money Indebtedness allowed in the definition of Permitted Indebtedness.

         "PERSON": shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government, whether federal, state, county, city, municipal or otherwise, including, but not limited to, any instrumentality, division, agency, body or department thereof.

         "PLAN": shall mean an employee benefit plan now or hereafter maintained for employees of Borrowers that is covered by Title IV of ERISA.

         "PRIME RATE": shall mean the daily rate equivalent of the annual rate of interest announced from time to time by the Bank as its corporate prime, reference or base rate of interest, as the case may be, which rate may not be the most favorable or lowest rate of interest offered or charged by the Bank to its commercial or other borrowers.

         "PROHIBITED TRANSACTION": shall mean any transaction set forth in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

         "RATE HEDGING OBLIGATIONS": shall mean any and all obligations of Borrowers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (1) any and all agreements designed to protect Borrowers from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to: interest rate swap agreements, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, floor or collar agreements, forward rate currency agreements relating to interest options, puts and warrants, and (2) any and all agreements relating to cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

         "REPORTABLE EVENT": shall mean any of the events set forth in Section 4043(b) of ERISA.

         "RESTRICTED PAYMENTS": shall mean any of the following: (1) any dividend, distribution or return of capital to any shareholder of any Borrower, or any other payment or delivery of property or cash to any of Borrower's shareholders, or any redemption, retirement, purchase or other acquisition of all or any portion of the Stock of Borrower, and (2) any distribution, loan, or advance to any Affiliate.

         "REVOLVING LOAN": shall mean, individually and collectively, the loans provided by the Bank from time to time to Borrowers pursuant to Section 2.1 below.

         "REVOLVING LOAN TERMINATION DATE": shall mean November 28, 2000; provided, however, the Revolving Loan Termination Date may be extended for an additional 364 day period if (a) after August 1, 2000, but prior to September 15, 2000, Borrowers request that the Bank consider extending the Revolving Loan Termination Date for an additional 364 day period, and (b) the Bank, in its sole and absolute discretion, elects to extend the Revolving Loan Termination Date. Nothing in this Agreement shall be interpreted as a commitment by the Bank to extend the Revolving Loan Termination Date beyond November 28, 2000.

         "REVOLVING NOTE": shall mean that certain Revolving Note of even date herewith executed and delivered by Borrowers to the Bank in a maximum aggregate principal amount not to exceed the Maximum Revolving Loan, as amended, renewed, restated or replaced from time to time.

         "ROWECOM": shall mean RoweCom Inc., a Delaware corporation, and its successors and assigns.

         "ROWECOM GUARANTY": shall mean that certain RoweCom Corporate Guaranty of even date herewith executed and delivered by RoweCom to the Bank, as amended, renewed or restated from time to time.

         "SCHEDULE OF ACCOUNTS": shall have the meaning set forth in Section 5.6 below.

         "SECURED OVER FORMULA ADVANCE": shall mean the lesser of (a) Four Million and no/100 Dollars ($4,000,000.00), or (b) an amount equal to ten percent (10%) of the face amount of Borrowers' gross Accounts from time to time.

         "SPECIAL COLLATERAL": shall mean that portion of the Collateral evidenced by Chattel Paper, Instruments or Documents.

         "STOCK": shall mean any and all shares and other equity and ownership interests, however designated, of or in a corporation, whether or not voting, including, but not limited to, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

         "SUBORDINATED DEBT": shall mean Borrowers' Indebtedness which is subordinated to the payment of all of the Liabilities to Lender pursuant to a written subordination agreement in form and substance acceptable to the Bank.

         "SUBSIDIARY": shall mean any Person who is under the direct or indirect ownership or control of Borrowers.

         "SUPPLEMENTAL DOCUMENTATION": shall have the meaning set forth in
Section 4.2 below.

         "TANGIBLE NET WORTH": shall mean, as of any particular date and calculated for Borrowers on a consolidated basis in a manner consistent with GAAP, the total of (1) Borrowers' total stockholder's equity, as it is shown on the Borrowers' consolidated balance sheet, plus (2) Subordinated Debt, less (3) all values attributable to prepaid expenses, goodwill, patents, copyrights, trademarks, licenses, capital leases and other intangible assets and loans and Accounts due from officers, employees, Subsidiaries and Affiliates.

         "UNMATURED EVENT OF DEFAULT": shall mean the occurrence or existence of any event or condition which with notice, lapse of time or both would constitute an Event of Default.

         "WORKING CAPITAL": shall mean, as of any particular date and calculated for Borrowers on a consolidated basis in a manner consistent with GAAP, the difference between (1) Borrowers' current assets, and (2) Borrowers' current liabilities other than the Revolving Loan.

     1.2 Except as otherwise defined in this Loan Agreement or the Other Agreements, any accounting terms used in this Loan Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Unless the context indicates otherwise, all other words, terms or phrases used herein shall be defined by the applicable definition therefor, if any, in the Uniform Commercial Code as adopted by the State of Illinois.

         2. LOANS: DISBURSEMENTS, INTEREST RATES AND LOAN REQUESTS

     2.1 REVOLVING LOANS.

     (A) Provided that an Unmatured Event of Default or Event of Default does not then exist and all of the conditions precedent in Section 10 of this Loan Agreement have been satisfied, the Bank shall loan to Borrowers on a revolving credit basis the lesser of (1) the Maximum Revolving Loan, or (2) the Borrowing Base. The Revolving Loan shall be evidenced by and repaid in accordance with the Revolving Note. Notwithstanding anything contained in this Loan Agreement or the Other Agreements to the contrary, effective immediately upon notice from the Bank to Borrowers, the Bank may, in its reasonable discretion, change, at any time and from to time, the method of calculating the Borrowing Base, including, but not limited to, reducing advance rates against Eligible Accounts, excluding certain accounts from the Secured Over Formula Advance calculation and deducting additional or other reserves from the Borrowing Base; provided, however, if any change in the method of calculating the Borrowing Base under this Section 2.1(A) causes the total amount of the outstanding Revolving Loans to exceed the Borrowing Base, Borrowers shall have a period of five (5) days after notice of such change to reduce the amount of the outstanding Revolving Loans to an amount equal to or less than the Borrowing Base. During such five (5) day period, the Bank shall not be obligated to make any Revolving Loan advances to Borrowers until such time as the outstanding Revolving Loans are less than or equal to the revised Borrowing Base.

     (B) A request for a Revolving Loan shall be made, or shall be deemed made, in the following manner: (1) Borrowers may give the Bank notice of its intention to borrow in accordance with the provisions of this Section 2.1, or (2) if any amount required to be paid under this Loan Agreement or the Other Agreements becomes due and is not timely paid, such occurrence shall be deemed irrevocably to be a request for a Revolving Loan on the due date in the amount then due.

     (C) Each request for a Revolving Loan shall be made by notice, given not later than 11:00 A.M. (Chicago time) on the Business Day of the proposed Revolving Loan, from Borrowers to the Bank. If requested by the Bank, such notice shall be accompanied by a Borrowing Base Certificate in form and substance satisfactory to the Bank.

     2.2 INTEREST RATES ON LOANS.

         2.2.1 Borrowers hereby promise to pay interest on the unpaid principal amount of the Revolving Loan as provided in Section 3.1 below at the floating per annum rate of interest equal to the Prime Rate for the period commencing on the date such Loan is disbursed until the date such Loan is paid in full. Provided, however, Borrowers shall have the option of converting the interest rate for all or a portion of the Revolving Loan to the LIBOR Rate, plus Two Hundred Fifty (250) basis points, in accordance with Section 2.2.2 below. Notwithstanding the foregoing, upon the occurrence of an Event of Default, the unpaid principal amount of the Revolving Loan shall, at the Bank's option, bear interest after such Event of Default at the Default Rate.

     2.2.2 Each LIBOR Loan shall be in the minimum amount of Five Million and no/100 Dollars ($5,000,000.00), with integral amounts of Five Hundred Thousand and no/100 Dollars ($500,000.00) thereafter. Not more than five (5) nor less than two (2) Business Days prior to the requested date of any LIBOR Loan, any Borrower shall deliver to the Bank an irrevocable written or telephonic notice setting forth the requested date and amount of such LIBOR Loan and the duration of the Interest Period applicable thereto. Each such notice shall be accompanied by a Request for Advance at the LIBOR Rate in the form of Exhibit "C" to this Loan Agreement. Unless Borrowers notifies the Bank to the contrary, upon the expiration of any Interest Period for a LIBOR Loan, such LIBOR Loan shall automatically convert to a Loan at the Prime Rate. Borrowers shall not (A) request a LIBOR Loan for an Interest Period that expires on any date after the repayment date of all or any portion of such LIBOR Loan, (B) request, nor permit to be in effect, more than three (3) LIBOR Loans at any time, nor (C) prepay any advance bearing interest at the LIBOR Rate unless Borrowers pay to the Bank all breakage costs incurred by the Bank as a result of such prepayment. If Borrowers pay any LIBOR Loan on any day other than the last day of the Interest Period, then Borrowers shall pay to the Bank all of the Bank's costs, fees and expenses incurred in connection therewith, including, without limitation, charges or costs associated with changing LIBOR Rates prior to the expiration of their scheduled Interest Period.

     2.3 COMPUTATION OF INTEREST. Interest on the Loans shall be computed for the actual number of days elapsed on the basis of a three hundred sixty (360) day year.

                             3. LOANS: GENERAL TERMS

     3.1 PAYMENTS.

     A. SCHEDULED PAYMENTS. Except as otherwise provided in this Loan Agreement or the Other Agreements, that portion of the Liabilities consisting of: (A) the principal portion of the Revolving Loan shall be payable in full by Borrowers to the Bank on or before May 31, 2000; (B) interest on the Revolving Loans shall be payable by Borrowers to the Bank on the last Business Day of each month, as debited by the Bank; (C) all costs, fees and expenses payable pursuant to this Loan Agreement and the Other Agreements shall be payable by Borrowers to the Bank, or to such other Persons designated by the Bank, on demand; and (D) the balance of the Liabilities, if any, shall be payable by Borrowers to the Bank on demand. All such payments to the Bank shall be payable at the Bank's principal office in Chicago, Illinois, or at such other place or places as the Bank may designate in writing to Borrowers. All such payments to Persons other than the Bank shall be payable at such place or places as the Bank may designate in writing to Borrowers.

     B. REVOLVING LOAN MANDATORY PREPAYMENTS. Borrowers agrees that if at any time the aggregate unpaid principal amount of all Revolving Loans shall exceed the Borrowing Base, it will forthwith make a mandatory prepayment of principal in an amount equal to such excess. Each such mandatory prepayment shall be without premium or penalty except with respect to LIBOR Loans as to which the provisions of Section 2.2.2 shall apply.

     3.2 NOTES. Loans made by the Bank to Borrowers pursuant to this Loan Agreement may or may not, at the Bank's discretion, be evidenced by notes or other instruments issued or executed and delivered by Borrowers to the Bank, including, but not limited to, the Revolving Note. Where such loans are not so evidenced, such loans shall be evidenced by entries upon the ledgers, books, records or computer records of the Bank maintained for that purpose. The Bank's failure to record any portion of the Liabilities on such books and records shall not limit or otherwise affect the obligations and liabilities of Borrowers to repay the Liabilities due and owing to the Bank pursuant to this Loan Agreement and the Other Agreements.

     3.3 ONE LOAN. All of the Liabilities shall constitute one loan secured by the Bank's security interest and lien in and to the Collateral and by all other security interests, liens, mortgages, claims and encumbrances heretofore, now or from time to time hereafter granted by Borrowers to the Bank.

     3.4 USE OF LOAN PROCEEDS. Each Borrower represents, warrants and covenants unto the Bank that each Borrower shall use the proceeds of all Loans made by the Bank to such Borrower pursuant to this Loan Agreement and the Other Agreements as follows: (A) from time to time hereafter, the Revolving Loan shall be used to meet Borrowers' general operating capital needs to the extent consistent with this Loan Agreement, and (B) proceeds of the Loans shall be used solely for proper business purposes and consistent with all applicable laws and statutes, including, but not limited to, Illinois Compiled Statutes, Chapter 815, Act 205,
Section 4 (815 ILCS 205/4). Each Borrower further represents and warrants to the Bank that such Borrower does not and will not at any time hereafter own any margin securities, and that none of the proceeds of the loans hereunder shall be used for the purpose of (i) purchasing or carrying any margin securities, (ii) reducing or retiring any indebtedness which was originally incurred to purchase any margin securities, or (iii) any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     3.5 MAXIMUM REVOLVING LOANS. Notwithstanding anything contained in this Loan Agreement or the Other Agreements to the contrary, the principal amount of the Revolving Loans outstanding at any one time, or from time to time, shall not exceed the Maximum Revolving Loan. Furthermore, as of May 31, 2000, and thereafter, all of the Revolving Loans shall be paid and satisfied in full.

     3.6 REPRESENTATION AND WARRANTY. Each request for a Loan advance made by Borrowers to the Bank pursuant to this Loan Agreement and the Other Agreements shall constitute an automatic representation and warranty by Borrowers to the Bank that there does not then exist an Unmatured Event of Default or Event of Default.

     3.7 AUTHORIZATION TO DISBURSE. Each Borrower hereby authorizes and directs the Bank to disburse for and on behalf of such Borrower, and for the Borrowers' account, the proceeds of Loans made by the Bank to Borrowers pursuant to this Loan Agreement to such Person or Persons as any Borrower or any Person specified in Paragraph 12.11 of this Loan Agreement shall direct, whether in writing or orally.

     3.8 BANK CHARGES. Borrowers shall pay to the Bank, on demand, any and all charges customarily asserted by a bank or similar institution against the Bank for or with respect to the Bank's forwarding to Borrowers proceeds of loans made by the Bank to Borrowers pursuant to this Loan Agreement or the Other Agreements, or for or with respect to the Bank's depositing for collection any check or item of payment received by or delivered to the Bank on account of the Liabilities.

     3.9 PAYMENT OF COSTS, FEES AND EXPENSES. The Bank, in its discretion, may disburse any or all proceeds of Loans made to Borrowers pursuant to this Loan Agreement or the Other Agreements to pay any costs, fees, expenses or other amounts required to be paid by Borrowers hereunder and not timely paid, or to pay any Person as the Bank deems necessary to insure that the security interest and lien granted to the Bank in and to the Collateral shall at all times be a first priority, perfected security interest and lien. All monies so disbursed by the Bank shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to the Bank on demand.

     3.10 DEBIT OF ACCOUNTS. Each Borrower hereby authorizes the Bank to debit such Borrower's accounts with the Bank for (A) the principal, interest and other costs, fees and expenses arising under or pursuant to this Loan Agreement and the Other Agreements, when the same are due, and (B) all amounts due the Bank, and any principal, interest and other costs, fees and expenses arising under or pursuant to this Loan Agreement, the Other Agreements or otherwise.

     3.11 APPLICATION OF PAYMENTS. Any check, draft, wire transfer or similar item of payment by or for the account of Borrowers delivered to the Bank on account of the Liabilities shall be applied by the Bank to the Liabilities as follows: (A) wire transfers of immediately available funds and other cash deposits will be credited on the same Business Day of receipt by the Bank, and
(B) checks and other instruments will be credited by the Bank, provided the same is honored by the Bank and final settlement thereof is reflected by irrevocable credit to the Bank, on available funds.

     3.12 CO-OBLIGOR PROVISIONS.

     (A) The Bank shall not be required or obligated to take any of the following action prior to pursuing any rights or remedies the Bank may have against any Borrower: (1) take any action to collect from, or to file any claim of any kind against, any other Borrower, any guarantor, or any other person or entity liable, jointly or severally, for the full and timely performance of the Covenants or the full and timely payment of any of the Liabilities; (2) take any steps to protect, enforce, take possession of, perfect any interest in, foreclose or realize on any collateral or security, if any, securing the Covenants or the Liabilities; or (3) in any other respect, exercise any diligence whatsoever in enforcing, collecting or attempting to collect any of the Liabilities by any means.

     (B) Each Borrower unconditionally and irrevocably waives each and every defense which would otherwise impair, restrict, diminish or affect any of the Liabilities. Without limiting the foregoing, the Bank shall have the exclusive right from time to time without impairing, restricting, diminishing or affecting any of the Liabilities, and without notice of any kind to the Borrowers, to (1) provide additional financial accommodations to Borrowers; (2) accept partial payments on the Liabilities; (3) take and hold collateral or security to secure the Covenants and the Liabilities, or take any other guaranty to secure the Covenants and the Liabilities; (4) in its sole discretion, apply any such collateral or security, and direct the order or manner of sale thereof, and the application of the proceeds thereof; (5) release any guarantor or co-obligor of the Liabilities; and (6) settle, release, compromise, collect or otherwise liquidate the Liabilities or exchange, enforce, sell, lease, use, maintain, impair and release any collateral or security therefor in any commercially reasonable manner, without affecting or impairing any of the Liabilities hereunder.

     (C) Each Borrower hereby unconditionally waives (1) notice of any default by Borrowers in the full and prompt performance of the Covenants or the full and prompt payment of the Liabilities, and (2) presentment, notice of dishonor, protest, demand for payment and any other notices of any kind.

     (D) Each Borrower assumes full responsibility for keeping informed of (1) the financial condition of the other Borrowers; (2) the extent of the Liabilities; and (3) all other circumstances bearing upon Borrowers or the risk of non-payment of the Liabilities. Each Borrower agrees that the Bank shall have no duty or obligation to advise, furnish or supply such Borrower of or with any information known to the Bank, including, but not limited to, the financial condition of the other Borrowers, any other circumstances relating to non-payment of the Liabilities or otherwise. If the Bank, in its sole discretion, provides any advice or information to any Borrower, the Bank shall be under no obligation to investigate the matters contained in such advice or information, or to correct such advice or information if the Bank thereafter knows or should have known that such advice or information is misleading or untrue, in whole or in part, or to update or provide any other advice or information in the future.

     (E) Each Borrower acknowledges and agrees that it may have a right of indemnification, subrogation, contribution and reimbursement from the other Borrowers, the Bank or any guarantor of the Liabilities based upon its execution of this Loan Agreement. Each Borrower understands the benefits of having such rights, including, but not limited to, (1) such Borrower's right to reimbursement from the other Borrowers of all monies expended for the payment of the Liabilities; and (2) such Borrower's subrogation to the rights of the Bank after payment of the Liabilities. No Borrower shall exercise any such rights of indemnification, subrogation, contribution or reimbursement from the other Borrower, the Bank or any guarantor of the Liabilities prior to the indefeasible payment and satisfaction in full to the Bank of the Liabilities.

     3.13 CLOSING FEE. Contemporaneously with the execution of this Agreement, Borrowers shall pay to the Bank a fully earned non-refundable closing fee in the amount of One Hundred Seventy-Five Thousand and no/100 Dollars ($175,000.00).

     3.14 UNUSED COMMITMENT FEE. From and after the date of this Loan Agreement until the Revolving Loan Termination Date, Borrowers shall pay to the Bank, monthly in arrears on the first Business Day of each calendar month, an unused commitment fee at the rate of one-half of one percent (1/2 %) per annum of the difference between (i) the average daily Maximum Revolving Loan for the prior month, and (ii) the average daily balance of all Revolving Loans outstanding during the prior month.

                          4. COLLATERAL: GENERAL TERMS

     4.1 GRANT OF SECURITY INTEREST. To secure the full and timely payment by Borrowers to the Bank of the Liabilities and the full and timely performance by Borrowers of the Covenants, each Borrower hereby grants to the Bank a first position priority security interest and lien in and to all of Borrowers' now existing or owned and hereafter arising or acquired: (A) Accounts; (B) Goods for sale, lease or other disposition by such Borrower which have given rise to Accounts and have been returned to or repossessed or stopped in transit by such Borrower; (C) contract rights and documents, instruments, contracts or other writings executed in connection therewith, including, but not limited to, all real and personal property lease rights, and all sums now due or which may become due from Borrowers to the Bank; (D) Chattel Paper, Documents of Title, Instruments, Documents and General Intangibles; (E) patents, trademarks, trade names, trademark registrations and copyrights, all applications therefor, service marks, trade secrets, goodwill, inventions, processes, designs, formulas, and other intellectual or proprietary rights or interests, of any kind, nature or description whatsoever, and all registrations, licenses, franchises, customer lists, tax refund claims, claims against carrier and shippers, insurance claims, guaranty claims, all other claims, proof of claims filed in any bankruptcy, insolvency or other proceeding, contract rights, choses in action, security interests, security deposits and rights to indemnification;
(F) Inventory; (G) Investment Property; (H) Equipment, Fixtures and trade fixtures; (I) deposits, cash and cash equivalents and any other property of Borrowers now or hereafter in the possession, custody or control of the Bank, whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise; (J) deposit accounts held with the Bank or any other depository institution; and (K) additions and accessions to, substitutions for and replacements, products and cash and non-cash proceeds of all of the foregoing property, including, but not limited to, proceeds of all insurance policies insuring the foregoing and all of Borrowers' books and records relating to any of the foregoing and to Borrowers' business (all of the foregoing property is collectively referred to as the "Collateral"). Borrowers shall make appropriate entries upon their respective financial statements and books and records disclosing the Bank's first position priority security interest and lien in and to the Collateral.

     4.2 SUPPLEMENTAL DOCUMENTATION. Borrowers shall execute and deliver to the Bank, at any time and from time to time, all agreements, instruments, documents and other written matter (the "Supplemental Documentation"), including, without limitation, Uniform Commercial Code financing statements, that the Bank may request, in form and substance acceptable to the Bank, to perfect and maintain perfected the Bank's first position priority security interest and lien in and to the Collateral and to consummate the transactions contemplated by this Loan Agreement and the Other Agreements. Each Borrower, irrevocably, hereby makes, constitutes and appoints the Bank, and all Persons designated by the Bank for that purpose, as such Borrower's true and lawful attorney and agent-in-fact, to sign the name of such Borrower on the Supplemental Documentation and to deliver such Supplemental Documentation to such Persons as the Bank may reasonably elect. To the extent permitted by law, each Borrower agrees that a carbon, photographic, photostatic copy or other reproduction of this Loan Agreement or of any financing statement shall be sufficient as a financing statement.

     4.3 INSPECTIONS AND VERIFICATIONS. The Bank shall have the right, at any time while all or any portion of the Revolving Loan is outstanding, to inspect the Collateral, all related records and the premises upon which it is located, and to verify the amount and condition of or any other matter relating to the Collateral. All reasonable costs, fees and expenses incurred by the Bank in connection with such inspection or verification shall constitute part of the Liabilities, secured by the Collateral and payable by Borrowers to the Bank on demand.

     4.4 LIENS/COLLATERAL LOCATIONS. Each Borrower represents, warrants and covenants unto the Bank that: (A) the Bank's security interest and lien in and to the Collateral is now and at all times hereafter shall be perfected and have a first priority; (B) except for the Permitted Liens, the Collateral is and shall remain free and clear of all security interests, liens and other encumbrances; (C) Borrowers' principal places of business, all other offices and places of business and the offices and locations where Borrowers keeps the Collateral at the locations specified on Exhibit "D"; (D) Borrowers shall not remove the Collateral from the locations specified on Exhibit "D" and shall not keep any of the Collateral at any other office or location unless Borrowers give the Bank thirty (30) days prior written notice; and (E) the Collateral is and shall remain within the continental United States of America. Each Borrower shall provide the Bank with thirty (30) days prior written notice of the opening of any new office or place of business, the closing of any existing office or place of business or delivering any Collateral to a warehouse or other storage facility not listed on Exhibit "D". Each Borrower covenants unto and agrees with the Bank that any new office or place of business shall be within the continental United States of America.

     4.5 LOCKBOX AND CASH COLLATERAL ACCOUNT.

     A. Except as otherwise permitted in Section 12.1 below, each Borrower shall direct all of its Account Debtors to make payments on Accounts directly into a lockbox established by Borrower over which the Bank shall have sole control and authority pursuant to a Lockbox Agreement between Borrowers and the Bank (the "Lockbox"). If any monies, checks, notes, drafts or other payment for or proceeds of the Collateral shall come into the possession or under the control of any Borrower, or any of its shareholders, directors, officers, employees, agents or those Persons acting for or in concert with said Borrower, said Borrower shall receive same as the sole and exclusive property of the Bank and as trustee for the Bank, and said Borrower shall remit or cause the same to be remitted, in kind, to the Bank or to any agent or agents appointed by the Bank for that purpose, and such monies, checks, notes, drafts or other payment for or proceeds of the Collateral shall be credited to the Cash Collateral Account, unless the Bank shall otherwise elect. The Bank, now or at any time or times hereafter, in its sole discretion, may take control of and endorse any Borrower's name to any of the items of payment or proceeds described in this Section 4.5. For the purposes of this Section, each Borrower, irrevocably, hereby makes, constitutes and appoints the Bank, and all persons designated by the Bank for that purpose, as said Borrower's true and lawful attorney and agent-in-fact to take any such actions. All such items of payment or proceeds received through the Lockbox or directly from Borrowers shall, unless the Bank shall otherwise elect, be deposited into a cash collateral account maintained with the Bank (the "Cash Collateral Account") over which the Bank has sole control and authority and shall be applied by the Bank to the Liabilities; provided, however, all proceeds received in the Lockbox which are in excess of the amount necessary to reduce the Liabilities to zero, shall be deposited into Borrowers' operating account at the Bank. The amounts deposited into the Cash Collateral Account are and shall continue to be the sole and exclusive property of the Bank.

     B. Each Borrower shall execute all documents requested by the Bank with respect to the Cash Collateral Account, the Lockbox and any blocked account agreements and agrees to pay to the Bank promptly upon demand for any and all fees, costs and expenses which the Bank incurs or customarily charges in connection with the opening and maintaining of the Cash Collateral Account and the Lockbox and depositing for collection by the Bank any monies, checks, notes, drafts or other items of payment received and/or delivered on account of the Liabilities.

     4.6 ACCOUNT EARNINGS CREDIT. Should the Bank's operating costs and fees relating to Borrowers' operating accounts and any lockbox exceed the earnings credit rate associated with the account balances in any one month, such deficiency shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to the Bank on demand.

     4.7 ASSIGNMENT OF COMPETING SECURITY INTEREST. The Bank, in its discretion, without waiving or releasing any obligation, liability or duty of Borrowers under this Loan Agreement and the Other Agreements or any Unmatured Event of Default or Event of Default, may at any time or times hereafter, but shall not be obligated to do so, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person against the Collateral. All sums paid by the Bank in connection therewith and all costs, fees and expenses, including, but not limited to, attorneys' fees, court costs, expenses and other charges relating thereto incurred by the Bank on account thereof shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to the Bank on demand.

     4.8 SPECIAL COLLATERAL. Immediately upon any Borrower's receipt of any Special Collateral, such Borrower shall mark the same to show that such Special Collateral is subject to a first position security interest and lien in favor of the Bank and shall deliver the original thereof to the Bank, together with an appropriate endorsement or other specific evidence of assignment in form and substance acceptable to the Bank.

     4.9 ADDITIONAL COLLATERAL. Upon the occurrence of an Unmatured Event of Default or Event of Default, the Bank may, in its discretion, retain as additional Collateral, such portion of the monies, reserves and proceeds received by the Bank with respect to the Collateral as the Bank may determine. Each Borrower hereby grants to the Bank a first position priority security interest and lien in and to all such monies, reserves and proceeds and other property of such Borrower in the possession of the Bank at any time or times hereafter as additional Collateral hereunder, and, in the Bank's discretion, may be held by the Bank until the Liabilities are indefeasibly paid in full or be applied by the Bank on account of the Liabilities.

     4.10 NO CUSTOM OR WAIVER. No authorization given by the Bank pursuant to this Loan Agreement or the Other Agreements to sell any specified portion of the Collateral or any items thereof, and no waiver by the Bank in connection therewith, shall establish a custom or constitute a waiver of the prohibition contained in this Loan Agreement or the Other Agreements against such sales, with respect to any portion of the Collateral or any item thereof not covered by said authorization.

     4.11 LIEN ON REALTY. Each Borrower represents and warrants to the Bank that such Borrower is not the direct or indirect legal or beneficial owner of any real property, except the real property set forth on Exhibit "E" hereto. If any Borrower shall acquire at any time or times hereafter an interest in any fee interest on real property other than as set forth on Exhibit "E" hereto, such Borrower agrees promptly to execute and deliver to the Bank as additional security and Collateral for the Liabilities, deeds of trust, security deeds, mortgages or other collateral assignments satisfactory in form and substance to the Bank, and its counsel (herein collectively referred to as "New Mortgages") covering such real property. Each New Mortgage shall be duly recorded in each office where such recording is required to constitute a valid lien on the real property covered thereby. Borrowers shall deliver to the Bank at Borrowers' expense, mortgagee title insurance policies issued by a title insurance company satisfactory to the Bank insuring the Bank as mortgagee; such policies shall be in form and substance satisfactory to the Bank and shall insure a valid lien in favor of the Bank and the property covered thereby, subject only to those exceptions acceptable to the Bank and its counsel. Said policies shall be in form and substance satisfactory to the Bank. Borrowers shall deliver to the Bank such other documents as the Bank and its counsel may reasonably request relating to any such New Mortgages. From time to time hereafter, upon the Bank's request, Borrowers shall deliver to the Bank a current appraisal for any real property encumbered by a mortgage or deed of trust which secures the Liabilities. Borrowers shall be required to pay for the cost of preparing appraisals which
(a) are prepared after the occurrence of an Event of Default, and (b) are prepared prior to the occurrence of an Event of Default, but not to exceed one
(1) appraisal per Borrowers' fiscal year commencing with the fiscal year beginning October 1, 2000.

                             5. COLLATERAL: ACCOUNTS

     5.1 ELIGIBLE ACCOUNTS. An "Eligible Account" is an Account that, when scheduled to the Bank and at all times thereafter, does not violate the negative covenants and other provisions of this Section 5 and does satisfy the positive covenants and other provisions of this Section 5. The following Accounts are not and shall not be considered Eligible Accounts:

     (A) Accounts which remain unpaid for more than ninety (90) days after their invoice date;

     (B) Accounts with respect to which the Account Debtor is a director, officer, employee or agent of any Borrower or is a Parent, a Subsidiary or an Affiliate of any Borrower;

     (C) Accounts with respect to which payment by the Account Debtor is or becomes conditional upon the Account Debtor's approval of the Goods or services, or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

     (D) Accounts with respect to which the Account Debtor (1) is not a resident, a citizen of or otherwise located in the United States of America; or
(2) is not subject to service of process in the United States of America;

     (E) The face amount of any Accounts with respect to which a Borrower is or may become liable to the Account Debtor for Goods sold or services rendered by such Account Debtor to such Borrower, but only to the extent of the maximum aggregate amount of such Borrower's liability to such Account Debtor;

     (F) Accounts which are owing by any Account Debtor involved in any bankruptcy or insolvency proceeding;

     (G) Accounts as to which the Bank, at any time or times hereafter, determines in good faith that the prospect of payment or performance by the Account Debtor is or will be impaired; and

     (H) It is an Account with respect to which the Account Debtor is located in a state which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (1) receive a certificate of authority to do business and be in good standing in such state, or (2) file a notice of business activities report or similar report with such state's taxing authority, unless (a) such Borrower has taken one of the actions described in clauses (1) or (2), (b) the failure to take one of the actions described in either clause (1) or (2) may be cured retroactively by such Borrower at its election, or (c) such Borrower has proven, to the Bank's satisfaction, that it is exempt from any such requirements under any such state's laws.

     (I) All or any portion of an Account to the extent there exists or the Account Debtor has asserted a counterclaim or dispute; provided, however, if the amount of such counterclaim or dispute is equal to or greater than ten percent (10%) of the total Account owing from such Account Debtor to the applicable Borrower, then the full amount of such Account shall be deemed an ineligible Account.

     5.2 NOTICE OF INELIGIBLE ACCOUNTS. Immediately upon learning thereof, Borrowers shall notify the Bank that an Account is no longer an Eligible Account. Borrowers shall immediately pay to the Bank an amount of money equal to the monies theretofore advanced by the Bank to Borrowers upon an Account that is no longer an Eligible Account to the extent that the total outstanding Revolving Loan exceeds the Borrowing Base as a result thereof, and the Bank shall apply such payment to and on account of the Liabilities, or the Bank, in its discretion, may pay to itself, for the account of Borrowers, from (A) future loans or advances to be made by the Bank to Borrowers pursuant to this Loan Agreement and the Other Agreements, and (B) monies, reserves and proceeds received or collected by the Bank pursuant to Section 4.9 above, in an amount necessary to satisfy in whole or in part the foregoing requirement. If Borrowers do not fully and timely make such payment or if the funds referred to in clauses
(A) and (B) above are not sufficient therefor, the same shall be deemed an Event of Default by Borrowers under this Loan Agreement.

     5.3 ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS. With respect to each of the Accounts, each Borrower represents, warrants and covenants unto the Bank that: (A) they are and shall be genuine, in all respects what they purport to be and are not evidenced by a judgment; (B) they represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the invoices and other documents delivered to the Bank with respect thereto; (C) the amounts thereof, which may be shown on any Schedule of Accounts or invoices and statements delivered to the Bank with respect thereto, are and shall be actually and absolutely owing to Borrowers and are not contingent for any reason; (D) no payments have been or shall be made thereon except payments immediately delivered to the Bank pursuant to this Loan Agreement and the Other Agreements; (E) except as disclosed to the Bank in writing, there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and Borrowers have not made and will not make any agreement with any Account Debtor for any deduction therefrom, except regular discounts allowed by Borrowers in the ordinary course of their respective businesses for prompt payment; (F) except as disclosed to the Bank, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder; (G) to Borrower's knowledge, all Account Debtors have the capacity to contract and are solvent; (H) the services furnished or Goods sold giving rise thereto are not subject to any lien, claim, encumbrance or security interest, except the first position priority security interest and lien of the Bank; (I) except as disclosed to the Bank, Borrowers have no knowledge of any fact or circumstance which would impair the validity or collectibility thereof; and (J) to Borrower's knowledge, except as disclosed to the Bank, there are no proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in its financial condition.

     5.4 REVOLVING LOANS. Borrowers shall not request nor permit the Bank to make any Revolving Loans with respect to any Account contained on any Schedules of Accounts, except and only so long as such Account is an Eligible Account.

     5.5 VERIFICATION OF ACCOUNTS. Any of the Bank's officers, employees or agents shall have the right, at any time or times hereafter, in the Bank's name or in the name of a nominee of the Bank, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, facsimile transmission, telegraph or otherwise. All costs, fees and expenses relating thereto incurred by the Bank, or for which the Bank becomes obligated, shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to the Bank on demand.

     5.6 SCHEDULE OF ACCOUNTS. Within fifteen (15) days after the last day of each month from and after the date hereof, Borrowers shall deliver to the Bank, in form and substance acceptable to the Bank, certified as to accuracy and completeness by the controller or any Designated Person of Borrowers, (A) a detailed aged schedule of Accounts and such other matters and information relating to the status of then existing Accounts as the Bank shall reasonably request, (B) an Accounts reconciliation statement, in form and substance acceptable to the Bank, and (C) an accounts payable aging report (collectively "Schedule of Accounts"). Borrowers shall keep accurate and complete records of their Accounts which shall be available to the Bank at all times for the Bank's inspection, copying, verification or otherwise.

     5.7 NOTICES REGARDING ACCOUNT DEBTORS. Each Borrower shall: (A) promptly upon any Borrower learning thereof, inform the Bank, in writing, of any material delay in such Borrower's performance of any of its obligations to any Account Debtor and of any assertion of any claims, offsets or counterclaims by any Account Debtor and of any allowances, credits or other monies granted by such Borrower to any Account Debtor; (B) not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including, but not limited to, any of the terms relating thereto; and (C) promptly upon Borrowers' receipt or learning thereof, furnish to and inform the Bank of all material adverse information relating to the financial condition of any Account Debtor.

     5.8 FAILURE TO DIRECT ACCOUNT DEBTORS. The Bank shall have the right, now and at any time or times hereafter, in its discretion, to take control, in any manner, of any item of payment or proceeds referred to in Section 4.5 above. If Borrowers fail to timely direct any Account Debtors to make payments on Accounts in accordance with Section 4.5 of this Loan Agreement, then the Bank shall have the right to: (A) notify any or all Account Debtors that the Accounts and Special Collateral have been assigned to the Bank and that the Bank has a first position priority security interest and lien therein; (B) direct such Account Debtors to make all payments due from them to Borrowers upon the Accounts and Special Collateral directly to the Bank; and (C) enforce payment of and collect, by legal proceedings or otherwise, the Accounts and Special Collateral in the name of the Bank and Borrowers.

     5.9 NOTICE REGARDING DISPUTED ACCOUNTS. In the event any amount due and owing in excess of Ten Thousand and no/100 Dollars ($10,000.00) is in dispute for a period of thirty (30) days or more after any Borrower receives notice or obtains knowledge thereof between any Borrower and an Account Debtor, such Borrower shall provide the Bank with written notice thereof at the time of submission of the next Schedule of Accounts explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy; provided, however, in the event the aggregate total of such amounts in dispute exceeds Fifty Thousand and no/100 Dollars ($50,000.00), such written notice must be provided to the Bank immediately upon such Borrower having knowledge of such disputes.

     5.10 ATTORNEY AND AGENT-IN-FACT. Each Borrower irrevocably hereby designates, makes, constitutes and appoints the Bank, and all Persons designated by the Bank, as such Borrower's true and lawful attorney and agent-in fact, in any Borrower's or the Bank's name, to at any time: (A) demand payment of the Accounts and Special Collateral during the continuance of an Event of Default;
(B) enforce payment of the Accounts and Special Collateral by legal proceedings or otherwise during the continuance of an Event of Default; (C) exercise all of Borrowers' rights and remedies with respect to the collection of the Accounts and Special Collateral during the continuance of an Event of Default; (D) settle, adjust, compromise, extend or renew the Accounts and Special Collateral during the continuance of an Event of Default; (E) settle, adjust or compromise any legal proceedings brought to collect the Accounts and Special Collateral during the continuance of an Event of Default; (F) sell or assign the Accounts and Special Collateral upon such terms, for such amounts and at such time or times as the Bank deems advisable during the continuance of an Event of Default;
(G) discharge and release the Accounts and Special Collateral during the continuance of an Event of Default; (H) take control, in any manner, of any item of payment or proceeds referred to in Section 4.5 above; (I) prepare, file and sign any Borrowers' name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts and Special Collateral;
(J) prepare, file and sign any Borrower's name on any Proof of Claim in bankruptcy or similar document against any Account Debtor; (K) do all acts and things necessary, in the Bank's sole discretion, to fulfill Borrowers' obligations under this Loan Agreement during the continuance of an Event of Default; (L) endorse the name of any Borrower upon any of the items of payment or proceeds referred to in Section 4.5 above and to deposit the same on account of the Liabilities; (M) endorse the name of any Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts and Special Collateral; and (N) sign the name of any Borrower to verifications of the Accounts and Special Collateral and notices thereof to Account Debtors.

                            6. COLLATERAL: INVENTORY

     6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Borrower represents and warrants to and covenants with the Bank that such Borrower does not now and hereafter shall not have any Inventory.

                                  7. EQUIPMENT

     7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Borrower represents and warrants to and covenants with the Bank that (A) Borrowers have and shall have good, indefeasible and merchantable title, free and clear of all security interests, claims and encumbrances to and ownership of the Equipment, except for the Permitted Liens; and (B) the Equipment owned by Borrowers shall be kept and maintained solely at each Borrower's respective places of business specified on Exhibit "D".

     7.2 MAINTENANCE OF EQUIPMENT. Each Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency of the Equipment shall at all times be maintained and preserved, except to the extent that such Equipment is obsolete. No Borrower shall permit any of the Equipment to become a Fixture to the real estate or accession to other personal property.

     7.3 EVIDENCE OF OWNERSHIP. Upon the Bank's request, each Borrower shall deliver to the Bank any and all evidence of ownership to, including, without limitation, certificates of title to and applications for title to, any of the Equipment owned by Borrowers.

     7.4 RECORDS AND SCHEDULES OF EQUIPMENT. Each Borrower shall maintain accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions thereof, and shall furnish the Bank with a current schedule containing the foregoing information upon request by the Bank.

                             8. INSURANCE AND TAXES

     8.1 INSURANCE.

     (A) Borrowers, at their sole cost and expense, shall keep and maintain: (1) the Collateral insured for the full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses; and (2) business interruption insurance, workmen's compensation insurance, public liability insurance and property damage insurance relating to Borrowers' businesses and ownership and use of their assets.

     (B) All such policies of insurance shall be in form and substance, in such amounts and with insurers recognized as adequate by prudent business persons, as may be satisfactory to the Bank. Borrowers shall deliver to the Bank the original, or certified copy, of each policy of insurance or a certificate of insurance, and evidence of payment of all premiums for each such policy. All policies of insurance shall contain an endorsement, in form and substance acceptable to the Bank, showing the Bank as additional insured and lender's loss payee, except for public liability insurance, which policies shall name the Bank as additional insured. Such endorsement or independent instrument furnished to the Bank shall provide that the insurance companies will give the Bank at least thirty (30) days written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrowers or any other person shall affect the right of the Bank to recover under such policy or policies of insurance in case of loss or damage.

     (C) Borrowers hereby direct all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Bank. Each Borrower irrevocably, makes, constitutes and appoints the Bank, and all officers, employees or agents designated by the Bank, as such Borrower's true and lawful attorney and agent-in-fact for the purpose of making, settling and adjusting claims under such policies of insurance with respect to the Collateral, endorsing the name of such Borrower on any check, draft, instrument or other item of payment constituting the proceeds of such policies of insurance with respect to the Collateral at any time or times hereafter, and for making all determinations and decisions with respect to such policies of insurance. If Borrowers at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation, Unmatured Event of Default or Event of Default by Borrowers hereunder, may at any time or times thereafter, but shall not be obligated to do so, obtain and maintain such policies of insurance, pay such premium and take any other action with respect thereto which the Bank deems advisable. All sums so disbursed by the Bank, including, but not limited to, attorneys' fees, court costs, expenses and other charges relating thereto, shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to the Bank on demand.

     (D) Each Borrower hereby acknowledges that the following notice by the Bank is required by and given in full compliance with the Illinois Collateral Protection Act, 815 ILCS 180/15:

     Unless Borrowers provide the Bank with evidence of the insurance coverage required by this Loan Agreement, the Bank may purchase insurance at Borrowers' expense to protect the Bank's interest in the Collateral. This insurance may, but need not, protect Borrowers' interest. The coverage that the Bank purchases may not pay any claim that Borrowers make or any claim that is made against Borrowers in connection with the Collateral. Borrowers may later cancel any insurance purchased by the Bank, but only after providing the Bank with evidence that Borrowers have obtained insurance as required by this Loan Agreement. If the Bank purchases insurance for the Collateral, Borrowers will be responsible for the cost of that insurance, including interest and any other charges the Bank may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The cost of the insurance may be added to Borrowers' total outstanding balance or obligation. The cost of insurance may be more than the cost of insurance Borrowers may be able to obtain on their own.

     8.2 TAXES. Each Borrower represents, warrants and covenants unto the Bank that it shall fully and timely pay, when due, all of the Charges, and that it shall not permit the Charges to arise, or to remain, and will promptly discharge the same, except as such charges are being contested as permitted in the definition of Permitted Liens. In the event Borrowers, at any time or times hereafter, shall fail to pay the Charges or to obtain such discharges, Borrowers shall so advise the Bank thereof in writing. The Bank may, without waiving or releasing any obligation or liability of Borrowers hereunder or any Event of Default, at any time or times thereafter, make such payment, or any part thereof, obtain such discharge or take any other action with respect thereto which the Bank deems advisable. All sums so paid by the Bank and any expenses, including, but not limited to, attorneys' fees, court costs, expenses and other charges relating thereto, shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to the Bank on demand.

              9. REPRESENTATIONS, WARRANTIES AND COVENANTS: GENERAL

     9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Borrower represents, warrants and covenants unto the Bank as follows:

     (A) ORGANIZATION AND QUALIFICATION. Each Borrower is and at all times hereafter shall be (i) a corporation, duly organized and existing and in good standing under the laws of the State of its incorporation reflected in the first paragraph of this Loan Agreement, and (ii) qualified or licensed to do business in all states in which the laws thereof require Borrowers to be so qualified or licensed.

     (B) CORPORATE POWER AND AUTHORITY. Each Borrower has the right, power and capacity and is duly authorized and empowered to enter into, execute, deliver and perform this Loan Agreement and the Other Agreements.

     (C) NO VIOLATION OF LAW. The execution, delivery and performance by Borrowers of this Loan Agreement and the Other Agreements shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or breach of any provision contained in any Borrower's Articles of Incorporation or By-Laws, or contained in any agreement, instrument or document to which any Borrower is now or hereafter a party or by which it is or may become bound.

     (D) TITLE TO COLLATERAL. Each Borrower has and at all times hereafter shall have good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and encumbrances, except for the Permitted Liens; provided, however, Borrower may from time to time hereafter fail to have merchantable title to and ownership of Collateral, other than Accounts, which has an aggregate value of less than $100,000.00.

     (E) SOLVENCY. Each Borrower (1) was and is solvent, (2) had and has adequate cash flow to pay its debts as they mature or otherwise become due, (3) had and has sufficient capital to conduct its business in the ordinary course, and (4) has property and assets which, if valued at fair market valuation, are greater than the sum of such Borrower's debts and liabilities.

     (F) LITIGATION. There are no actions or proceedings which are pending or threatened against any Borrower which could reasonably be expected to result in any material or adverse change in its financial condition or materially affect such Borrower's assets or the Collateral.

     (G) INDEBTEDNESS. No Borrower has Indebtedness, except (1) for trade payables arising in the ordinary course of its business since the dates reflected in the Financials, (2) as disclosed in the Financials and as more fully described on Exhibit "F" to this Loan Agreement by creditor, amount due, interest rate, payment schedule and collateral description, if any, and (3) Permitted Indebtedness.

     (H) GOVERNMENT CONTRACTS. No Borrower is subject to the renegotiation of any material government contracts.

     (I) ADEQUATE ASSETS/TRADEMARKS/COPYRIGHTS/PATENTS. Each Borrower possesses adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its respective business as previously conducted by it. As of the date hereof, Borrowers do not own any patents, trademarks or copyrights. Borrowers shall notify the Bank if any Borrower acquires ownership of or a license or other interest in any patents, trademarks or copyrights and shall execute and deliver such documents to the Bank as the Bank shall request to assign to the Bank as security such Borrower's interest in such patents, copyrights and trademarks.

     (J) GOOD STANDING. Each Borrower has been and is in good standing with respect to all governmental permits, certificates, consents and franchises necessary to (i) continue to conduct its business as previously conducted by it, and (ii) own or lease and operate its properties as now owned or leased by it and none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to persons engaged in the same or similar business as such Borrower.

     (K) BURDENSOME AGREEMENTS. No Borrower is a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise.

     (L) VIOLATION OF LAW. No Borrower is in violation of any applicable statute, regulation or ordinance of the United States of America, any state, city, town, municipality, county, or any other jurisdiction, or any agency thereof, in any material respect affecting its business, property, assets, operations or condition, financial or otherwise.

     (M) BREACH OF OTHER LOAN DOCUMENTS. No Borrower is in default with respect to any indenture, loan agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound other than a default which does not constitute an Event of Default under
Section 11.1(M).

     (N) FINANCIAL INFORMATION. The Financials fairly and accurately present the information set forth therein which may include, but is not limited to, the assets, liabilities, financial conditions and results of operations of Borrowers and such other Persons described therein as of and for the period ending on such dates and have been prepared in accordance with GAAP and such principles have been applied on a basis consistently followed in all material respects throughout the periods involved.

     (O) FINANCIAL STATEMENTS. Borrowers shall, from time to time, provide annual audited Financials to the Bank pursuant to Section 9.4 which fairly and accurately present the assets, liabilities and financial conditions and results of operations of Borrowers and such other Persons described therein as of and for the period ending on such dates and have, unless otherwise indicated therein, been prepared in accordance with GAAP and such principles have been applied on a basis consistently followed in all material respects throughout the periods involved.

     (P) MATERIAL ADVERSE CHANGE. There has been no material adverse change in the assets, liabilities or financial condition of any Borrower since the date of the most recent Financials for the Borrowers delivered to the Bank.

     (Q) CHANGE OF CORPORATE NAME OR STRUCTURE. No Borrower has within the previous two (2) years and no Borrower shall at any time hereafter, without the Bank's prior written consent, which shall not be unreasonably withheld, change its name, identity, corporate structure or ownership, except for the acquisition of Dawson and the Borrowers by RoweCom.

     (R) CAPITAL STRUCTURE. Exhibit "G" attached hereto and made a part hereof states (1) the correct name of each of the Subsidiaries of Dawson and Borrowers, and the jurisdiction of incorporation and the percentage of voting Stock owned by Dawson and Borrowers, (2) the name of each Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (3) the number, nature and holder of all outstanding Stock of Dawson and Borrowers and each Subsidiary of any Borrower, and (4) the number of authorized, issued and treasury shares of Dawson, each Borrower and each Subsidiary of each Borrower. Dawson and each Borrower has good and marketable title to all of the shares they purports to own of the Stock of each Subsidiary, free and clear in each case of any lien other than Permitted Liens. All such shares of Stock have been duly issued and are fully paid and non-assessable. Except as described on Exhibit "G", there are not outstanding any
                                      -22-
options to purchase, or any rights or warrants to obligations convertible into, or any powers of attorney relating to, shares of the capital Stock of Dawson or any Borrower. Except as described on Exhibit "G", there are not outstanding any agreements or instruments binding upon any of Dawson's or any Borrower's shareholders relating to the ownership of its shares of capital Stock.

     (S) PENSION PLANS. No Borrower has received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder. No fact or situation that could lead to a material adverse change in the financial condition of any Borrower, including, but not limited to, any Reportable Event or Prohibited Transaction, exists or will hereafter exist in connection with any Plan. Borrowers have no and shall continue to have no withdrawal liability in connection with a Multiemployer Plan.

     (T) LABOR RELATIONS. Except as described on Exhibit "H" attached hereto and made a part hereof, no Borrower is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of each Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Borrowers shall notify the Bank prior to entering into any collective bargaining agreement.

     (U) TRADE RELATIONS. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower, or with any material supplier, which could reasonably be expected to have a material adverse effect on any Borrower or such Borrower's business, and there exists no present condition or state of facts or circumstances which would materially adversely affect any Borrower or prevent any Borrower from conducting such business after the consummation of the transaction contemplated by this Loan Agreement in substantially the same manner in which it has heretofore been conducted.

     (V) NOTICES TO THE BANK. Each Borrower shall notify the Bank in writing:
(1) promptly after any Borrower learns thereof, of the commencement of any litigation affecting a Borrower or any of its real or personal property, whether or not the claim is considered by such Borrower to be covered by insurance, and of the institution of any administrative proceeding which may materially and adversely affect such Borrower's operations, financial condition, real or personal property or business or the Bank's Lien upon any of the Collateral; (2) at least thirty (30) days prior thereto, of any Borrower's opening of any new office or place of business or any Borrower's closing of any existing office or place of business; (3) promptly after any Borrower learns thereof, of any labor dispute to which a Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (4) promptly after Borrower learns thereof, of any material default by a Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness of such Borrower exceeding Ten Thousand and no/100 Dollars ($10,000.00); (5) promptly after the occurrence thereof, of any Unmatured Event of Default or Event of Default; (6) promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of Indebtedness payable to a Borrower; (7) promptly after the rendition thereof, of any judgment rendered against a Borrower or any of its Subsidiaries; and (8) promptly after any Borrower learns thereof, of any material adverse finding of any state or federal government entity in connection with all or any part of the Collateral.

     (W) LANDLORD AND STORAGE AGREEMENTS. Each Borrower shall provide the Bank with copies of all agreements between such Borrower and any landlord or warehouseman which owns any premises at which any Collateral may, from time to time, be kept.

     (X) SUBORDINATIONS. Each Borrower shall provide the Bank with a debt subordination agreement, in form and substance satisfactory to the Bank, executed by such Borrower and any Person who is an officer, director or Affiliate of such Borrower to whom any Borrower is or hereafter becomes indebted for borrowed money, subordinating in right of payment and claim all of such Indebtedness and any future advances thereon to the full and final payment and performance of the Liabilities and the Covenants.

     (Y) ENVIRONMENTAL MATTERS.

         (1) Each Borrower shall and shall cause each of its Subsidiaries to (a) comply strictly and in all respects with all applicable Environmental Laws, (b) take promptly any remediation and/or corrective action necessary to cure any violation of Environmental Laws of which a Borrower has knowledge, (c) notify the proper governmental agency promptly in the event of any release of any Hazardous Substances reportable under 42 USC ss.9603, 42 USC ss.11044, 33 USC ss.1321(b)(5) or any counterpart or similar state or local requirements, (d) promptly forward to the Bank, upon its request, a copy of any order, notice, permit, application, or any other communication or report in connection with any such release of any Hazardous Substance or any other material matter relating to the Environmental Laws as they may affect their premises.

         (2) Borrowers shall jointly and severally indemnify the Bank and hold the Bank harmless from and against any loss, liability, damage or expense, including reasonable attorneys' fees, suffered or incurred by the Bank, whether as mortgagee pursuant to any mortgage, as mortgagee in possession, or as successor in interest to a Borrower or any of its Subsidiaries as owner or lessee of any premises by virtue of foreclosure or acceptance of deed in lieu of foreclosure (a) under or on account of the Environmental Laws, including the assertion of any lien thereunder; (b) with respect to any release of any Hazardous Substance reportable under 42 USC ss.9603, 42 USC ss.11044, 33 USC ss.1321(b)(5) or any counterpart or similar state or local requirements, affecting such premises or the premises of any other place, including any loss of value of such premises as a result of a release of any Hazardous Substance; and (c) with respect to any other environmental matter within the jurisdiction of any federal, state or municipal official administering the Environmental Laws; provided, however, Borrowers will not be liable for such indemnification to the Bank to the extent that any such loss, liability, damage or expense results from the willful misconduct of the Person who would otherwise be entitled to be indemnified pursuant to this Section 9.1(Y). The procedures to be followed as to any indemnity pursuant to this Section shall be as set forth in
Section 12.22 hereof.

         (3) Borrowers shall provide the Bank with such evidence, reports and/or other documentation as reasonably requested by the Bank to insure that Borrowers are in compliance with the terms of this Section 9.1(Y).

     (Z) FINANCIAL PROJECTIONS. Attached hereto as Exhibit "I" are Borrowers' consolidated and consolidating financial projections for Borrowers' 2000 fiscal year.

     (AA) SURVEY. On or before January 24, 2000, Borrowers shall deliver to the Bank an A.L.T.A. standard survey with respect to the real property encumbered by the Massachusetts Mortgage, certified to the Bank and First American Title Insurance Company, in form and substance satisfactory to the Bank.

     9.2 REPRESENTATIONS, WARRANTIES AND NEGATIVE COVENANTS. Each Borrower represents, warrants and covenants unto the Bank that such Borrower shall not now or at any time hereafter, unless such Borrower obtains the prior written consent of the Bank:

     (A) ADDITIONAL ENCUMBRANCES. Grant a security interest in, assign, sell or transfer any of the Collateral to any Person except as permitted herein or permit, grant, or suffer a lien, claim or encumbrance upon any of the Collateral, except for the Permitted Liens.

     (B) LEVIES AND ATTACHMENTS. Permit or suffer any levy, attachment or restraint to be made affecting any of its assets or the Collateral.

     (C) RECEIVER, TRUSTEE OR ASSIGNEE. Permit or suffer any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of all or any of such Borrower's assets or any of the Collateral.

     (D) MERGERS AND ACQUISITIONS. Merge, consolidate with or acquire any Person.

     (E) ORDINARY COURSE OF BUSINESS. Enter into any transaction not in the ordinary course of its business as presently conducted.

     (F) INVESTMENTS. Other than in the ordinary course of business, make any investment in the securities of any Person; provided, however, notwithstanding the foregoing, Borrowers may (i) make investments in certificates of deposit of the Bank or any of its affiliates or such other banking institution having a net worth in excess of $100,000,000, or in securities of the United States of America or commercial paper with a P1 rating (all of the foregoing maturing within one year), and (ii) with the Bank's prior consent, make investments of deposits received by Borrowers from Account Debtors.

     (G) SURETY. Guaranty or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person except by endorsement of instruments or items of payment for deposit to the general account of Borrowers or for delivery to the Bank on account of the Liabilities.

     (H) CAPITAL STRUCTURE. Make any material change in such Borrower's capital structure or in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Liabilities.

     (I) ENCUMBRANCE OR SALE. Encumber, sell, pledge, mortgage, lease, or otherwise dispose of or transfer, whether by merger, consolidation or otherwise, any of such Borrower's assets, except sales of Equipment (i) to the extent that such Equipment is obsolete or de minimus and has a fair market value of less than One Hundred Thousand and 00/100 Dollars ($100,000.00), or (ii) as otherwise expressly permitted herein.

     (J) SALE OF STOCK. Sell or issue any Stock of such Borrower.

     (K) INDEBTEDNESS. Incur indebtedness, except Permitted Indebtedness

     (L) RESTRICTED PAYMENTS. Make any Restricted Payments, other than Restricted Payments made when the Revolving Loan Commitment is Zero Dollars ($0) and all of the Liabilities have been satisfied in full.

     (M) CONSTITUENT DOCUMENTS. Amend or restate such Borrower's By-Laws or Articles or Certificate of Incorporation.

     (N) AFFILIATE TRANSACTIONS. Enter into any transaction with an Affiliate , except for transactions in the ordinary course of business pursuant to the reasonable requirements of each such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arms-length transaction.

     9.3 FINANCIAL COVENANTS. During the term of this Loan Agreement, and thereafter for so long as there are any outstanding Liabilities owed to the Bank, Borrowers covenant that they shall:

     (A) WORKING CAPITAL. Not permit their consolidated Working Capital to be less than Zero Dollars ($0) at any time.

     (B) TANGIBLE NET WORTH. Not permit their consolidated Tangible Net Worth to be less than Five Million and no/100 Dollars ($5,000,000.00) at any time.

     (C) CAPITAL EXPENDITURES. Not make or be committed to make, directly and indirectly, Capital Expenditures (including new Capitalized Lease Obligations valued in accordance with GAAP) amounting in the aggregate for the Borrowers to more than One Million and no/100 Dollars ($1,000,000.00) during each of the Borrowers' fiscal years.

     9.4 FINANCIAL REPORTING. Borrowers represent, warrant and covenant unto the Bank that they will deliver to the Bank the following financial information, all of which shall accurately reflect the financial condition of Borrowers at and for the periods of time described therein and shall be prepared in accordance with GAAP:

     (A) As soon as available but in no event later than one hundred twenty
(120) days after the close of each of Borrowers' fiscal years, the audited consolidated and unaudited consolidating financial statements of RoweCom, Dawson and Borrowers, including, but not limited to, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows, together with an unqualified opinion of a firm of independent certified public accountants selected by RoweCom and reasonably approved by the Bank.

     (B) Concurrently with the delivery of the audited financial statements described in Section 9.4(A) above, certificates of the controller or any Designated Person of each Borrower in form and substance acceptable to the Bank, certifying to the Bank that, based upon such financial statements, (1) Borrowers are in compliance with all financial covenants and ratios contained in this Loan Agreement, together with the calculations for the financial covenants and ratios described therein; and (2) the controller or such Designated Person, as the case may be, is not aware of any event or occurrence which constitutes an Unmatured Event of Default or Event of Default.

     (C) As soon as available but in no event later than thirty (30) days after the end of each month, Dawson's and Borrowers' internally prepared consolidated and consolidating financial statements, including, but not limited to, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows all for the previous month, and the year-to-date statement for that portion of Dawson's and Borrowers' fiscal year then elapsed.

     (D) Concurrently with the delivery of Borrowers' internally prepared financial statements pursuant to Section 9.4(C) above, certificates of the controller or any Designated Person of each Borrower, in form and substance acceptable to the Bank, certifying to the Bank that, based upon the internally prepared financial statements, (1) the controller or such Designated Person, as the case may be, is not aware of any event or occurrence which constitutes an Unmatured Event of Default or Event of Default, and (2) Borrowers are in compliance with all financial covenants contained in this Loan Agreement, together with the calculations for the financial covenants and ratios described herein.

     (E) As soon as available, but in no event later than thirty (30) days prior to each Borrower's fiscal year end, such Borrowers' internally prepared consolidated and consolidating financial projections, including, without limitation, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows, all for the forthcoming year prepared on a month by month basis.

     (F) On the 1st Business Day of each week, a current Borrowing Base Certificate, sales and collection report and detailed summary of the Deferred Revenue Account.

     (G) Such other data and information, financial and otherwise as the Bank, from time to time, may request.

     10. CONDITIONS PRECEDENT

     10.1 CONDITIONS TO INITIAL FUNDING. The Bank's obligation to make the initial loan pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance of the following covenants prior to or contemporaneously with the making of the initial loan.

     (A) The Bank shall have received each of the following, in form and substance satisfactory to the Bank and its counsel:

         (1) (a) A copy of the Articles or Certificate of Incorporation of each Borrower certified by the Secretary of State of such Borrower's state of incorporation, and a certificate or other satisfactory evidence as to the qualification to conduct business and good standing of Borrowers from the Secretary of State of each state in which Borrowers is required to be so qualified; (b) certificates of the Secretary or an Assistant Secretary of Borrowers dated the date hereof and certifying (i) that attached thereto are true and complete copies of the by-laws of Borrowers and true and complete copies of resolutions duly adopted by the Board of Directors of Borrowers authorizing the execution, delivery and performance of this Loan Agreement and any Other Agreements and the borrowing by Borrowers hereunder and all aspects of the financing transactions with the Bank requiring approval by Borrowers, (ii) that such resolutions have not been modified, rescinded or amended and are in full force and effect and that the Articles of Incorporation of Borrowers have not been amended as shown on the good standing certificate furnished pursuant to (a) above, and (iii) as to the incumbency and specimen signature of each officer of Borrowers executing this Loan Agreement and the Other Agreements; and (c) such other instruments, documents and agreements as the Bank or its counsel may reasonably request.

         (2) A fully executed original of this Loan Agreement.

         (3) A fully executed original of the Revolving Note.

         (4) A favorable written opinion of Bingham Dana LLP, counsel for Borrowers, acceptable to the Bank and its counsel.

         (5) File-stamped acknowledgment copies of all Uniform Commercial Code financing statements required to perfect the Bank's security interest and lien in and to the Collateral.

         (6) Copies of the Uniform Commercial Code, tax lien and pending suit and judgment searches from such jurisdictions as the Bank deems necessary, which shall not have disclosed any prior lien or security interest in the Collateral, except for the Permitted Liens.

         (7) An initial Borrowing Base Certificate and Schedule of Accounts dated as of the date of this Loan Agreement.

         (8) Certificates of insurance with lender's loss payable and additional insured clauses covering the Collateral and meeting the requirements of this Loan Agreement.

         (9) A fully executed original of the RoweCom Guaranty and the Dawson Guaranty.

        (10) A fully executed original of the Massachusetts Mortgage and the Massachusetts Assignment of Rents.

        (11) A fully executed original of a landlord's agreement for each location leased by Borrowers.

        (12) An Environmental Indemnity Agreement executed and delivered by the Borrowers, RoweCom and Dawson in favor of the Bank.

        (13) A copy of the Appraisal dated April 26, 1999, prepared by Commonwealth Valuation Group for the real property encumbered by the Massachusetts Mortgage.

        (14) A duly executed blocked account agreement by and among Borrowers, The Chase Manhattan Bank and the Bank.

        (15) Such other documents, instruments or agreements as the Bank may request.

     (B) No Unmatured Event of Default or Event of Default shall have occurred and be continuing.

     (C) There shall have been no material or adverse change in the business, financial condition or results of operations since the date of Borrowers' then most recently delivered Financials.

     (D) The representations and warranties contained in this Loan Agreement shall be true and correct as of the making of the initial Loan.

     10.2 CONDITIONS TO SUBSEQUENT FUNDINGS. The Bank's obligation to make any subsequent loans pursuant to this Loan Agreement and the Other Agreements is subject to the full and timely performance of each of the following covenants either prior to or contemporaneously with the making of each subsequent loan.

     (A) No Unmatured Event of Default or Event of Default shall have occurred and be continuing.

     (B) No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to the Bank prior to the date of the last previous loan shall be pending or known to be threatened against any Borrower and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which, in each case or in the aggregate, in the reasonable opinion of the Bank is likely to materially or adversely affect the financial position or business of Borrowers or capability of Borrowers to pay the Liabilities.

     (C) There shall have been no material or adverse change in the business, financial condition or results of operations since the date of Borrowers' then most recently delivered Financials or the previous Loan advance.

     (D) The representations and warranties of Borrowers contained in this Loan Agreement shall be true and correct as of the making of any subsequent Loan, with the same effect as though made on such date of each subsequent Loan.


                         11. EVENT OF DEFAULT; REMEDIES

     11.1 EVENTS OF DEFAULT. The occurrence of any one of the following events shall constitute an Unmatured Event of Default ("Event of Default") by Borrowers under this Loan Agreement:

     (A) Borrowers fail to fully and timely pay any of the Liabilities consisting of principal and interest, when due and payable or declared due and payable or Borrowers fail to fully and timely pay any of the other Liabilities when due and payable or declared due and payable, and such failure continues for a period of five (5) days after notice thereof from the Bank;

     (B) Any Borrower fails or neglects to perform, keep or observe any of the Covenants; provided, however, Borrower shall have a period of 30 days from the occurrence thereof to cure a default under Sections 9.1(A)(ii), 9.1(J)(i), 9.1(W) and 9.1(X) of this Loan Agreement;

     (C) any material statement, report or certificate made or delivered by a Borrower, or any of its officers, employees, or agents, to the Bank is not true and correct;

     (D) any assets of any Borrower are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

     (E) a petition under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation shall be filed by any Borrower;

     (F) a petition under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation shall be filed against any Borrower;

     (G) any Borrower shall make an assignment for the benefit of creditors, or an application is made by any Borrower for the appointment of a receiver, trustee, custodian or conservator for such Borrower or any of its assets;

     (H) an application is made against any Borrower for the appointment of a receiver, trustee, custodian or conservator for such Borrower or any of its assets;

     (I) Any Borrower is enjoined, restrained or in any way prevented by court order from conducting any material part of its business affairs, as determined by the Bank in its sole discretion;

     (J) a lawsuit or other proceeding is filed against any Borrower to liquidate, in the aggregate, more than One Hundred Thousand and no/100 Dollars ($100,000.00) of such Borrower's assets;

     (K) a lawsuit or other proceeding is filed by any Borrower to liquidate any of such Borrower's assets;

     (L) a notice of a lien, levy or assessment is filed of record with respect to any of the assets of any Borrower by the United States of America or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental department, agency, or instrumentality, including without limitation, the Pension Benefit Guaranty Corporation;

     (M) any Borrower defaults in the payment of any of its other obligations or liabilities, and such default is not cured within the time, if any, specified therefor. Notwithstanding the foregoing, it shall not be considered an Event of Default if Borrower is contesting such obligations or liabilities in good faith, and such liabilities and obligations are less than One Hundred Thousand and 00/100 Dollars ($100,000.00);

     (N) the occurrence of a breach, default or event of default under any agreement, instrument or document executed and delivered by any Person to the Bank pursuant to which such Person has guarantied to the Bank the payment of all or any portion of the Liabilities or provided collateral to secure all or any portion of the Liabilities, including, without limitation, the Dawson Guaranty and the RoweCom Guaranty, or such Person terminates or purports to terminate his guaranty of the Liabilities to the Bank;

     (O) a breach, default or event of default occurs under any of the Other Agreements beyond any period of grace contained therein;

     (P) there shall be entered against any Borrower one or more judgments or decrees in excess of Ten Thousand and no/100 Dollars ($10,000.00) in the aggregate at any one time outstanding for such Borrower, excluding those judgments or decrees (i) that shall have been stayed, vacated or bonded, (ii) that shall have been outstanding less than 30 days from the entry thereof, or
(iii) for and to the extent to which such Borrower is insured and with respect to which the insurer specifically has assumed responsibility in writing; or

     (Q) the Bank, in good faith, reasonably believes its prospect of payment or performance of the Liabilities and the Covenants is impaired or it deems itself insecure for whatever reason.

     11.2 CUMULATIVE REMEDIES. All of the Bank's rights and remedies under this Loan Agreement and the Other Agreements are cumulative and non-exclusive.

     11.3 DISCONTINUING ADVANCES. Upon the occurrence of an Unmatured Event of Default or Event of Default, without notice or demand by the Bank to Borrowers, the Bank shall have no further obligation to and may immediately cease advancing monies or extending credit to or for the benefit of Borrowers under this Loan Agreement and the Other Agreements. Upon the occurrence of an Event of Default under Sections 11.1(E) or

11.1(F) hereof, without notice or demand by the Bank to Borrowers, the Liabilities shall be immediately due and payable, including, without limitation, all of Borrowers' contingent liabilities with respect to any Letters of Credit. Upon the occurrence of any Event of Default (other than an Event of Default under Sections 11.1(E) or 11.1(F)), at the election of the Bank with notice by the Bank to Borrowers, the Liabilities shall be immediately due and payable, including, without limitation, all of Borrowers' contingent liabilities with respect to any Letters of Credit. ANY ADVANCES MADE BY THE BANK TO BORROWERS AFTER THE OCCURRENCE OF AN UNMATURED EVENT OF DEFAULT OR AN EVENT OF DEFAULT SHALL NOT ESTABLISH A CUSTOM OR COURSE OF DEALING AND THE BANK SHALL BE ENTITLED TO CEASE MAKING ADVANCES AT ANY TIME THEREAFTER.

     11.4 REMEDIES. Upon the occurrence of an Event of Default, the Bank, in its discretion, may: (A) exercise any one or more of the rights and remedies accruing to a "secured party" under the Uniform Commercial Code of Illinois and any other applicable law upon Unmatured Event of Default by a debtor; (B) enter, with or without process of law and without breach of the peace, any premises where the Collateral is or may be located, and without charge or liability to the Bank therefor, seize and remove the Collateral from said premises or remain upon said premises and use the same for the purpose of collecting, preparing and disposing of the Collateral; and (C) sell or otherwise dispose of the Collateral at public or private sale for cash or credit, provided, however, that Borrowers shall be credited with the net proceeds of such sale only when such proceeds are actually received by the Bank.

     11.5 ASSEMBLING COLLATERAL. Upon an Event of Default, each Borrower, immediately upon demand by the Bank, shall assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which are reasonably convenient to the Bank and Borrowers. Each Borrower recognizes that if it fails to perform, observe or discharge any of its obligations or liabilities under this Loan Agreement or the Other Agreements, no remedy of law will provide adequate relief to the Bank, and each Borrower agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     11.6 NOTICE OF SALE. Any notice required to be given by the Bank of a sale, lease or other disposition of the Collateral or any other intended action by the Bank, if provided not less than ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice to Borrowers thereof.

     11.7 POSTPONEMENT OF SALE. Each Borrower agrees that the Bank may, if the Bank deems it reasonable, postpone or adjourn any such sale of the Collateral from time to time by an announcement at the time and place of sale, without being required to give a new notice of sale. Further, each Borrower agrees that the Bank has no obligation to preserve rights against prior parties to the Collateral.

                                   12. GENERAL

     12.1 BANK ACCOUNTS. Borrowers shall keep and maintain all of their checking, depository and other bank accounts with the Bank; provided, however, notwithstanding the foregoing, (a) Borrowers shall be entitled to keep and maintain checking accounts with another bank at any time, (b) at any time while the Maximum Revolving Loan Amount is Zero and all of the Liabilities are paid in full, with the Bank's prior written consent, Borrowers shall be entitled to keep and maintain their depository Accounts with another bank, (c) Borrowers shall be entitled to keep and maintain their depository accounts with an affiliate of the Bank provided that Borrowers and such affiliate execute and deliver to the Bank a blocked account agreement in form and substance satisfactory to the Bank, and

(d) Borrowers shall be entitled to continue utilizing the depository accounts currently maintained with The Chase Manhattan Bank for a period of sixty (60) days after the date hereof provided that The Chase Manhattan Bank and Borrower execute and deliver to the Bank a blocked account agreement in form and substance satisfactory to the Bank. Each statement of account by the Bank delivered to any Borrower relating to the Liabilities shall be presumed correct and accurate and shall constitute an account stated between such Borrower and the Bank unless, within thirty (30) days after such Borrower's receipt of said statement, such Borrower delivers to the Bank notice specifying the error or errors, if any, contained in any such statement.

     12.2 APPLICATION OF PAYMENTS. Each Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by the Bank on account of the Liabilities and each Borrower agrees that the Bank shall have the continuing exclusive right to apply and re-apply any and all such payments in such manner and in such order as the Bank may deem advisable, including, without limitation, to the payment of any costs, fees and expenses payable by Borrowers under this Loan Agreement, notwithstanding any entry by the Bank upon any of its books and records.

     12.3 ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Borrower represents, warrants and covenants unto the Bank that (A) all representations and warranties of Borrowers contained in this Loan Agreement and the Other Agreements shall be true at the time of Borrowers' execution of this Loan Agreement and the Other Agreements, shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein and shall be true from the time of Borrowers' execution of this Loan Agreement until the expiration of this Loan Agreement; and (B) there shall be no material or adverse change in the financial condition of any Borrower from the time of execution, delivery and acceptance of this Loan Agreement and the Other Agreements until the closing of the transactions described therein or related thereto.

     12.4 MODIFICATION AND ASSIGNMENT OF LOAN DOCUMENTS. This Loan Agreement and the Other Agreements may not be modified, altered or amended, except by an agreement in writing signed by Borrowers and the Bank. Borrowers may not sell, assign or transfer this Loan Agreement or the Other Agreements or any portion thereof, including, without limitation, Borrowers' rights, titles, interests, remedies, powers or duties thereunder. Each Borrower hereby consents to the Bank's sale, assignment, grant of participations, transfer or other disposition, at any time and from time to time hereafter, of this Loan Agreement and the Other Agreements or of any portion thereof, including, without limitation, the Bank's rights, titles, interests, remedies, powers or duties. Notwithstanding the foregoing, the Bank shall not sell or assign this Loan Agreement or the Other Agreements to a bank unaffiliated with the Bank at any time while an Event of Default does not exist without providing Borrowers sixty (60) days notice prior to the effective date of such sale or assignment.

     12.5 WAIVER OF UNMATURED EVENT OF DEFAULTS. The Bank's failure at any time or times hereafter to require strict performance by Borrowers of any provision of this Loan Agreement shall not waive, affect or diminish any right of the Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Bank of an Unmatured Event of Default or Event of Default by Borrowers under this Loan Agreement or the Other Agreements shall not suspend, waive or affect any other Unmatured Event of Default or Event of Default by Borrowers under this Loan Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. NONE OF THE UNDERTAKINGS, AGREEMENTS, WARRANTIES, COVENANTS AND REPRESENTATIONS OF BORROWERS CONTAINED IN THIS LOAN AGREEMENT OR THE OTHER AGREEMENTS AND NO EVENT OF DEFAULT BY BORROWERS UNDER THIS LOAN AGREEMENT OR THE OTHER AGREEMENTS SHALL BE DEEMED TO HAVE BEEN SUSPENDED OR WAIVED BY THE BANK UNLESS SUCH SUSPENSION OR WAIVER IS IN WRITING

SIGNED BY AN OFFICER OF THE BANK AND DIRECTED TO BORROWERS SPECIFYING SUCH SUSPENSION OR WAIVER.

     12.6 SEVERABILITY. Wherever possible, each provision of this Loan Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Loan Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Loan Agreement, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

     12.7 SUCCESSORS AND ASSIGNS. This Loan Agreement and the Other Agreements shall be binding on each Borrower and upon the successors of each Borrower, and shall inure to the benefit of the Bank, its successors, assigns, affiliates, divisions and parents and may be assigned by the Bank without notice to Borrowers. This provision, however, shall not be deemed to modify Section 12.4 hereof. Each Borrower acknowledges and agrees that the Bank may at any time and from time to time, sell or assign all or any portion of this Loan Agreement, the Other Agreements or the Loans, and may sell participations therein, all without notice to Borrowers.

     12.8 INCORPORATION OF OTHER AGREEMENTS; EXHIBITS. The terms and provisions of the Other Agreements are incorporated herein by this reference thereto. The Exhibits referred to herein are attached hereto, made a part hereof and incorporated herein by this reference thereto.

     12.9 SURVIVAL OF TERMINATION. Except as otherwise provided in this Loan Agreement or the Other Agreements, no termination or cancellation of this Loan Agreement or the Other Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrowers or the Bank in any way or respect relating to (A) any transaction or event occurring prior to such termination or cancellation, (B) the Collateral, or (C) any of the undertakings, agreements, covenants, warranties and representations of Borrowers contained in this Loan Agreement or the Other Agreements. All such undertakings, agreements, representations, warranties and covenants shall survive such termination or cancellation.

     12.10 WAIVER OF NOTICES. Except as otherwise expressly provided herein, each Borrower waives any and all notices or demands which such Borrower might be entitled to receive with respect to this Loan Agreement or the Other Agreements by virtue of any applicable law, statute or regulation, and waives presentment, demand, protest, notice, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, Accounts, contract rights, Documents, Instruments, Chattel Paper and guaranties at any time held by the Bank on which Borrowers may in any way be liable, and hereby ratifies and confirms whatever the Bank may do in this regard.

     12.11 AUTHORITY TO EXECUTE AND BORROW. Until the Bank is notified by Borrowers to the contrary, the signature upon this Loan Agreement or upon any of the Other Agreements of (A) a Designated Person, or (B) any other Person designated in writing to the Bank by any of the foregoing, shall bind all Borrowers and be deemed to be the duly authorized act of all Borrowers. Each Designated Person shall have the authority to Borrow funds on behalf of Borrowers pursuant to the terms of this Loan Agreement.

     12.12 COSTS, FEES AND EXPENSES. Borrowers shall reimburse the Bank for all costs, fees and expenses incurred by the Bank, or for which the Bank becomes obligated, in connection with the negotiation, preparation, administration, enforcement and conclusion of this Loan Agreement and the Other Agreements, including, but not limited to, audit fees and expenses incurred by the Bank, attorneys' and paralegals' fees, costs and expenses, other professional fees, search fees, costs and expenses, filing and recording fees and all taxes payable in connection with this Loan Agreement or the Other Agreements. Borrowers shall further reimburse the Bank, upon demand, for the costs, fees and expenses incurred by the Bank, its agents or employees, with respect to audits or other business analysis performed in the administration of this Loan Agreement, plus all of the auditor's expenses.

              12.13 BINDING AGREEMENT; GOVERNING LAW. This Loan Agreement and the Other Agreements are submitted by Borrowers to the Bank, for the Bank's acceptance or rejection thereof, at the Bank's office in Chicago, Illinois, as an offer by Borrowers to borrow monies from the Bank and shall not be binding upon the Bank or become effective until and unless accepted by the Bank, in writing, at said place of business. THIS LOAN AGREEMENT AND THE OTHER AGREEMENTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND UNDER THE LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS INCLUDING, BUT NOT LIMITED TO, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING ILLINOIS' CHOICE OF LAW PROVISIONS.

              12.14 NOTICES. Any and all notices, demands, requests, consents, designations, waivers and other communications required or desired hereunder shall be in writing and shall be deemed effective upon personal delivery, upon confirmed facsimile transmission, upon receipted delivery by Federal Express or another overnight carrier, or three (3) days after mailing if mailed by registered or certified mail, return receipt requested, postage prepaid, to Borrowers or the Bank at the following addresses or facsimile numbers or such other addresses and facsimile numbers as Borrowers or the Bank may specify in like manner; provided, however, that notices of a change of address or facsimile number shall be effective only upon receipt thereof.

         If to Borrowers, then to:                       If to the Bank, then to:

            The Faxon Company, Inc.                          American National Bank and
            15 Southwest Park                                Trust Company of Chicago
            Westwood, Massachusetts 02090                    IL1-1458
            Attention: Dr. Richard Rowe                      120 South LaSalle Street, 8th Floor
            Facsimile No.: (617) 661-9440                    Chicago, Illinois  60603
                                                             Attention: Mr. Dennis Harrison
                                                             Facsimile No.: (312) 661-3530

            McGregor Subscription Service, Inc.          with a copy to:
            15 Southwest Park
            Westwood, Massachussets 02090                    Fagel & Haber
            Attention: Dr. Richard Rowe                      140 S. Dearborn, 14th Floor
            Facsimile No.: (617) 661-9440                    Chicago, Illinois 60609
                                                             Attention: Victor A. Des Laurier, Esq.
            The Turner Subscription Agency,                  Facsimile No.: (312) 580-2201
              Incorporated
            15 Southwest Park
            Westwood, Massachussets 02090
            Attention: Dr. Richard Rowe
            Facsimile No.: (617) 661-9440


                                      -34-


     with a copy to:

        Bingham Dana LLP
        150 Federal Street
        Boston, Massachusetts 02110-1726
        Attention: Matthew Furlong,  Esq.
        Facsimile No.: (617) 951-8736


              12.15 OTHER COSTS, FEES AND EXPENSES. If, prior to or after the occurrence of an Unmatured Event of Default or Event of Default, the Bank:

              (A) employs an accountant, consultant, counsel or any other representative or advisor:

              (1) with respect to the Liabilities, this Loan Agreement, the Other Agreements, the Collateral or otherwise;

              (2) to represent or consult with the Bank in connection with any litigation, contest, dispute, suit or proceeding, or to commence, defend, intervene or take any other action in or with respect to any litigation, contest, dispute, suit or proceeding, whether initiated by the Bank, Borrowers, a guarantor or any other person or entity, in any way or respect arising from, relating to or in connection with the Liabilities, this Loan Agreement, the Other Agreements and the Collateral; or

              (3)     to enforce any of the Bank's rights or remedies;

              (B) takes any action or initiates any proceeding to protect, collect, sell, liquidate or otherwise dispose of any of the Collateral for the Liabilities, this Loan Agreement and the Other Agreements; or

              (C) attempts to or enforces any of the Bank's rights or remedies against any Borrower or any guarantor,

         then the costs and expenses so incurred by the Bank shall be part of the Liabilities payable by Borrowers to the Bank upon demand with interest at the Default Rate until actually paid. Without limiting the generality of the foregoing, such costs and expenses shall include the fees, expenses and charges of attorneys, paralegals, accountants, investment bankers, appraisers, valuation and other specialists, experts, expert witnesses, auctioneers, court reporters, telegram, management consultants, telex and telefax charges, overnight delivery services, messenger services and expenses for travel, lodging and meals. Notwithstanding the foregoing, Borrowers shall not be liable to the Bank for accountant or consultant fees incurred by the Bank at any time while an Unmatured Event of Default or Event of Default does not exist.

              12.16 RELEASE OF CLAIMS. Excepting only causes of action or claims for the Bank's wilful misconduct or gross negligence, each Borrower hereby releases the Bank from any and all causes of action or claims which Borrowers may now or hereafter have for any asserted loss or damage to any Borrower caused by or arising from: (A) any failure of the Bank to protect, enforce or collect in whole or in part any of the Collateral; (B) the Bank's notification to any Account Debtor of the Bank's security interest and lien in and to the Accounts and Special

Collateral; (C) the Bank directing any Account Debtor to pay any sums owing to any Borrower directly to the Bank; and (D) any other act or omission to act on the part of the Bank, its officers, agents or employees.

              12.17 CAPITAL ADEQUACY CHARGE. In the event that the Bank shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by the Bank with any directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority does or shall have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank, in its sole discretion, to be material, then from time to time, after submission by the Bank to Borrowers of a written demand therefor, Borrowers shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. A certificate of the Bank claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to the Bank, and the method by which such amounts were determined. In determining such amount, the Bank may use any reasonable averaging and attribution method.

              12.18 HEADINGS. The captions contained in this Loan Agreement are inserted only as a matter of convenience and shall in no way define, limit or extend the scope or intent of this Loan Agreement or any provision of this Loan Agreement, and shall not affect the construction or interpretation of this Loan Agreement.

              12.19 MAXIMUM INTEREST. It is the intent of Borrowers and the Bank that the rate of interest and the other charges of Borrowers under this Loan Agreement shall be lawful; therefore, if for any reason, the interest or other charges payable under this Loan Agreement are found by a court of competent jurisdiction to exceed the limit which the Bank may lawfully charge Borrowers, then the obligation to pay interest and other charges shall automatically be reduced to such limits. If Borrowers have paid an amount in excess of such limit, then such amount shall be applied to reduce the principal portion of the Liabilities.

              12.20 CONSTRUCTION. Any provision of this Loan Agreement which requires a party to perform any act shall be construed as requiring the party to perform the act or cause such act to be performed. Any provision of this Loan Agreement which requires a party to refrain from taking any act shall be construed as requiring the party to refrain from taking the act, to refrain from causing such act to be taken and to cause those under his/her control from taking the act. Wherever the term "including" is used, the same shall be deemed to mean, "including, but not limited to". "Any" shall be deemed to mean "any and all" whenever applicable. The singular shall be deemed to include the plural, and the plural shall be deemed to include the singular. The masculine pronoun shall be deemed to include the feminine and neuter pronouns, and vice versa. "Copies" means photostatic or other reproduced originals which accurately, truly, correctly and completely present the original of the document copied.

              12.21 REVIVAL OF LIABILITIES. To the extent that the Bank receives any payment on account of the Liabilities, or any proceeds of the Collateral are applied on account of the Liabilities, and any such payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Bank to any Borrower, its estate, trustee, receiver or any other party under the United States Bankruptcy Code or any similar federal, state or local law, statute or regulation, then, to the extent of such payment or proceeds received, the Liabilities shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by the Bank and applied on account of the Liabilities.

              12.22 GENERAL INDEMNITY. In addition to the payment of expenses pursuant to Sections 12.12 and 12.15, whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to indemnify, pay and hold the Bank and its successors and assigns and the officers, directors, employees, agents, and affiliates of the Bank and its successors and assigns (collectively the "Indemnitees"), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee in any manner relating to or arising out of this Loan Agreement, any of the Other Agreements or any other agreements executed and delivered by any Borrower or any guarantor of the Liabilities in connection herewith, the statements contained in any commitment or proposal letter delivered by the Bank, the Bank's agreement to make the Loans or the use or intended use of the proceeds of any of the Loans hereunder (collectively the "Indemnified Liabilities"); provided that Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section shall survive satisfaction and payment of the Liabilities and termination of this Loan Agreement.

              12.23 ENVIRONMENTAL AND SAFETY AND HEALTH INDEMNITY. Each Borrower hereby indemnifies the Bank and agrees to hold the Bank and its predecessors and successors in interest, and its affiliates, employees, agents, directors and officers harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs, consulting fees, costs of investigation and reasonable attorneys' fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Bank for, with respect to, or as a direct or indirect result of (i) the violation or alleged violation by Borrowers or any of its predecessors in interest of any Environmental Laws regarding past, present or future property or operations;
(ii) the presence on or under, or the release from, at or to, properties utilized by Borrowers and/or any predecessor in interest of any Hazardous Substances; (iii) the existence of any unsafe or unhealthful condition on or at any premises utilized by Borrowers or any predecessor in interest in the past, present or future; (iv) transport, treatment, recycling, storage, disposal, or release or threatened release, or arrangement therefor, to, at or from any facility owned or operated by another Person, of any Hazardous Substances generated by Borrowers or its predecessors in interest; (v) any remedial action or corrective action arising out of, related to, or in connection with any past, present or future property or operations of Borrowers or any of its predecessors in interest; (vi) asbestos-containing material, in or at any past, present or future property of Borrowers or any of its predecessors in interest; (vii) failure to comply with any representations, warranties, covenants, terms or conditions of this Loan Agreement that relate to Environmental Laws or Hazardous Substances; and (viii) any environmental, health or safety investigation or review conducted by or on behalf of the Bank in connection with this Loan Agreement; provided that Borrowers shall have no obligation to the Bank hereunder with respect to any such liabilities arising from the gross negligence or willful misconduct of the Bank. The provisions of and undertakings and indemnification set out in this Section shall survive satisfaction and payment of the Liabilities and termination of this Loan Agreement and shall expressly cover time periods when the Bank may have come into possession or control of any of the property of Borrowers at any time thereafter.

              12.24 YEAR 2000. Borrowers and their Subsidiaries have reviewed the areas within their business and operations which could be adversely affect by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by Borrowers and their

         Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and have made related appropriate inquiry of material suppliers and vendors. Based on such review and program, each Borrower believes that the "Year 2000 Problem" will not have a material adverse effect on such Borrower. From time to time, at the request of the Bank, Borrowers and its Subsidiaries shall provide to the Bank such updated information or documentation as is requested regarding the status of their efforts to address the "Year 2000 Problem.

              12.25 JOINT AND SEVERAL LIABILITY. All references to Borrowers shall mean Turner, McGregor and Faxon, both individually and collectively, and jointly and severally, and all representations, warranties, duties, covenants, agreements and obligations of Borrowers shall be the individual and collective representations, warranties, duties, covenants, agreements and obligations of each of Turner, McGregor and Faxon.

              12.26 RELEASE OF COLLATERAL. Upon the payment and satisfaction in full of the Liabilities and the expiration or termination of the Bank's commitment to lend any money to the Borrowers', upon Borrowers' request and at Borrowers' expense, the Bank shall execute and deliver to Borrowers releases and terminations of all mortgages, security interests and liens granted by Borrowers to the Bank, whether herein or in the Other Agreements.

              12.27 MERGER CLAUSE. This Loan Agreement constitutes the entire agreement between the Bank and Borrowers with regard to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and assurances, whether verbal or written.

              12.28 SERVICE OF PROCESS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWERS AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

              12.29 JURISDICTION; VENUE; WAIVER OF JURY TRIAL. BORROWERS AND THE BANK IRREVOCABLY AGREE, AND HEREBY CONSENT AND SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, WITH REGARD TO ANY ACTIONS OR PROCEEDINGS ARISING FROM, RELATING TO OR IN CONNECTION WITH THE LIABILITIES, THIS LOAN AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL. BORROWERS HEREBY WAIVES ANY RIGHT BORROWERS MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION FILED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION.

              12.30 JURY WAIVER. EACH BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG ALL OR ANY BORROWERS AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS LOAN AGREEMENT OR ANY OF THE OTHER AGREEMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN AND IN THE OTHER AGREEMENTS. EACH BORROWER HEREBY REPRESENTS AND WARRANTS TO THE BANK THAT IT HAS CONSULTED WITH AND BEEN COUNSELED BY COMPETENT COUNSEL CONCERNING THE WAIVER SET FORTH IN THIS SECTION AND HAS KNOWINGLY MADE SUCH WAIVER.

              IN WITNESS WHEREOF, the Bank and Borrowers have caused this Loan Agreement to be executed and delivered by their duly authorized officers as of the date first set forth above.

AMERICAN NATIONAL BANK AND                 THE TURNER SUBSCRIPTION AGENCY,
TRUST COMPANY OF CHICAGO,                  INCORPORATED, a Delaware corporation
a national banking association


By:                                        By:
  -----------------------------               ----------------------------------
Title:                                        Name:
     --------------------------                   ------------------------------
                                              Title:
                                                   -----------------------------


                                           MCGREGOR SUBSCRIPTION SERVICE, INC.,
                                           an Illinois corporation


                                           By:
                                              ----------------------------------
                                              Name:
                                                  ------------------------------

                                              Title:
                                                   -----------------------------



                                            THE FAXON COMPANY, INC.,
                                            a Massachusetts corporation


                                            By:
                                              ----------------------------------
                                            Name:
                                                --------------------------------
                                            Title:
                                                 -------------------------------